Filed Pursuant to Rule 424(b)(3)
Registration No. 333-212639

STRATEGIC STORAGE TRUST IV, INC.

SUPPLEMENT NO. 9 DATED MARCH 30, 2020

TO THE PROSPECTUS DATED APRIL 19, 2019

This document supplements, and should be read in conjunction with, the prospectus of Strategic Storage Trust IV, Inc. dated April 19, 2019 and Supplement No. 8 dated February 3, 2020 (which amended and superseded all prior supplements). Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose:

•	an update on the status of our public offering;

•	our procedures related to the close down of our offering;

•	a potential acquisition of a self storage facility in Punta Gorda, Florida;

•	our entry into a loan agreement;

•	updates to our risk factors;

•	the suspension of our share redemption program;

•	information regarding related party fees and expenses;

•	our distribution declaration history;

•	a change in our distribution policy and distribution authorization for April 2020;

•	selected financial data;

•	an update to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the prospectus to include information for the year ended December 31, 2019; and

•	our audited consolidated financial statements as of and for the year ended December 31, 2019.

Status of Our Offering

On January 25, 2017, we sold $7.5 million in Class A shares, or approximately 360,577 Class A shares, to an institutional account investor pursuant to a private offering transaction. On March 17, 2017, our public offering was declared effective. As of March 20, 2020, in connection with our public offering, we have received gross offering proceeds of approximately $239.3 million, consisting of approximately $121.2 million from the sale of approximately 4.9 million Class A shares, approximately $93.3 million from the sale of approximately 3.8 million Class T shares, and approximately $24.8 million from the sale of approximately 1.1 million Class W shares. As of March 20, 2020, approximately $855.7 million in shares remained available for sale in our public offering, including shares available pursuant to our distribution reinvestment plan.

Procedures Related to the Close Down of our Offering

We have determined that our initial public offering will not last beyond September 11, 2020 (the “Close Date”), as permitted under applicable SEC rules. We also reserve the right to terminate the initial public offering at any time.

In connection with the close down of our initial public offering, our policy will be to accept subscription agreements only if they are fully funded, in good order, and received by our transfer agent, Strategic Transfer Agent Services, LLC, on or before the close of business on the Close Date. The foregoing applies to both non-custodial account subscriptions and custodial account subscriptions. Any subscriptions received or funded after the close of business on the Close Date will not be accepted and will be promptly returned.

Potential Acquisition of Self Storage Facility in Punta Gorda, Florida

On March 17, 2020, a subsidiary of our Sponsor assigned its interest in a purchase and sale agreement (the “Punta Gorda Agreement”) with an unaffiliated third party for the acquisition of a self storage facility located in Punta Gorda, Florida (the “Punta Gorda Property”) to one of our subsidiaries.

The Punta Gorda Property is a self storage facility that contains approximately 86,000 net rentable square feet of storage space and 800 rental units. The purchase price for the Punta Gorda Property is approximately $17.5 million, plus closing and acquisition costs. We expect the acquisition of the Punta Gorda Property to close in the second quarter of 2020. We expect to fund such acquisition with net proceeds from our public offering and/or debt financing.

Pursuant to the Punta Gorda Purchase Agreement, we will be obligated to purchase the Punta Gorda Property only after satisfactory completion of agreed upon closing conditions. We will decide whether to acquire the Punta Gorda Property generally based upon:

•	our ability to raise sufficient net proceeds from our initial public offering and obtain debt or other financing;

•	satisfactory completion of due diligence on the Punta Gorda Property and the seller of the Punta Gorda Property;

•	approval by our board of directors to purchase the Punta Gorda Property;

•	satisfaction of the conditions to the acquisition in accordance with the Punta Gorda Purchase Agreement; and

•	no material adverse changes relating to the Punta Gorda Property, the seller of the Punta Gorda Property, or certain economic conditions.

There can be no assurance that we will complete the acquisition of the Punta Gorda Property. In some circumstances, if we fail to acquire the Punta Gorda Property, we may also forfeit approximately $175,000 in earnest money as a result.

Other properties may be identified in the future that we may acquire prior to or instead of the Punta Gorda Property. Due to the considerable conditions to consummation of the acquisition of the Punta Gorda Property, we cannot make assurance that the closing of the Punta Gorda Property is probable.

Entry into the TCF Loan Agreement

On March 30, 2020, we, through four wholly-owned special purpose entities (collectively, the “Borrowers”), entered into a term loan agreement (the “TCF Loan Agreement”) with TCF National Bank, a national banking association (“TCF”), as lead arranger and administrative agent for up to $31.5 million (the “TCF Loan”). At closing, we drew approximately $30.5 million and paid off the KeyBank Bridge Loan. The TCF Loan is secured by a first mortgage on each of the Ocoee Property, the Ardrey Kell Property, the Surprise Property, and the Escondido Property (the “TCF Properties”).

The interest rate on the TCF Loan is equal to the greater of (i) 3.75% per annum or (ii) an adjustable annual rate equal to LIBOR plus 3.00%. Upon achievement of certain financial conditions, the interest rate will be equal to the greater of (i) 3.50% per annum or (ii) an adjustable annual rate equal to LIBOR plus 2.50%. As of March 30, 2020, the interest rate on the TCF Loan was approximately 3.95%.

The TCF Loan Agreement also contains a debt service coverage ratio covenant applicable to the Borrowers whereby, commencing on March 31, 2022, the TCF Properties must have a debt service coverage ratio of not less than 1.20 to 1.00. The TCF Loan Agreement also contains: customary affirmative, negative and financial covenants; agreements; representations; warranties and borrowing conditions; and events of default all as set forth in such loan agreement.

The TCF Loan has an initial term of three years, maturing on March 30, 2023, with two one-year extension options subject to certain conditions outlined further in the TCF Loan documents. During the initial term, monthly payments are interest only; during any extension periods, monthly payments are principal and interest.

We serve as a limited recourse guarantor with respect to the TCF Loan during the initial term. Our obligations as guarantor may decrease based on the debt service coverage ratio on the TCF Properties.

Updates to our Risk Factors

The following hereby replaces the risk factor captioned “We have incurred a net loss to date, have an accumulated deficit and our operations may not be profitable in 2019 or 2020” under the “Risks Related to this Offering and an Investment in Strategic Storage Trust IV, Inc.” section of our prospectus.

We have incurred a net loss to date, have an accumulated deficit and our operations may not be profitable in 2020.

We incurred a net loss attributable to common stockholders of approximately $9.6 million for the fiscal year ended December 31, 2019. Our accumulated deficit was approximately $15.5 million as of December 31, 2019. Given that we are still early in our fundraising and acquisition stage, our operations may not be profitable in 2020.

The following hereby replace the risk factor captioned “There is currently no public trading market for our shares and there may never be one; therefore, it will be difficult for you to sell your shares. Our charter does not require us to pursue a liquidity transaction at any time,” and the risk factor captioned “You may be unable to sell your shares because your ability to have your shares redeemed pursuant to our share redemption program is subject to significant restrictions and limitations and if you are able to sell your shares under the program, you may not be able to recover the amount of your investment in our shares” under the “Risks Related to this Offering and an Investment in Strategic Storage Trust IV, Inc.” section of our prospectus.

There is currently no public trading market for our shares and there may never be one; therefore, it will be difficult for you to sell your shares. Our charter does not require us to pursue a liquidity transaction at any time.

There is currently no public market for our shares and there may never be one. You may not sell your shares unless the buyer meets applicable suitability and minimum purchase standards. Our charter also prohibits the ownership by any one individual of more than 9.8% of our stock, unless waived by our board of directors, which may inhibit large investors from desiring to purchase your shares. As described below, our board of directors recently suspended our share redemption program. If we lift such suspension of our share redemption program, you will continue to be limited in terms of the amount of shares which may be redeemed. Therefore, it may be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you will likely have to sell them at a substantial discount to the price you paid for the shares. It also is likely that the shares would not be accepted as the primary collateral for a loan. You should purchase shares only as a long-term investment because of the illiquid nature of the shares.

Our board of directors recently suspended our share redemption program, and even if you are able to have your shares redeemed, you may not be able to recover the amount of your investment in our shares.

In March 2020, our board of directors determined to suspend our share redemption program with respect to our common stockholders, effective as of April 29, 2020.

If our share redemption program is reinstated or you are otherwise able to have your shares redeemed, you should be fully aware that our share redemption program contains significant restrictions and limitations. Further, our board of directors may limit, suspend, terminate or amend any provision of the share redemption program upon 30 days’ notice. Redemptions of shares, when requested, will generally be made quarterly to the extent we have sufficient funds available to us to fund such redemptions. During any calendar year, we will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year and redemptions will be funded solely from proceeds from our distribution reinvestment plan. We are not obligated to redeem shares under our share redemption program. Therefore, in making a decision to purchase our shares, you should not assume that you will be able to sell any of your shares back to us pursuant to our share redemption program at any time or at all.

The purchase price for shares purchased under our share redemption program will initially be equal to the net investment amount of our shares, which will be based on the “amount available for investment” percentage, assuming the maximum amount of our public offering is raised, shown in the estimated use of proceeds table in our prospectus in effect as of the investor’s purchase date. Accordingly, you may receive less by selling your shares back to us than you would receive if our investments were sold for their estimated values and such proceeds were distributed in our liquidation. For a more detailed description of the share redemption program, see the “Description of Shares — Share Redemption Program” section of this prospectus.

The following hereby replaces the risk factor captioned “Delays in development and lease-up of our properties would reduce our profitability” under the “Risks Related to the Self Storage Industry” section of our prospectus.

Delays in development and lease-up of our properties would reduce our profitability.

We may acquire properties that require repositioning or redeveloping such properties with the goal of increasing cash flow, value or both. Construction delays to new or existing self storage properties due to weather, unforeseen site conditions, personnel problems (including as a result of the COVID-19 outbreak), and other factors could delay our anticipated customer occupancy plan which could adversely affect our profitability and cash flow. Furthermore, our estimate of the costs of repositioning or redeveloping an acquired property may prove to be inaccurate, which may result in our failure to meet our profitability goals. We may also encounter unforeseen cost increases associated with building materials or construction services resulting from trade tensions, disruptions, tariffs, duties or restrictions or an epidemic, pandemic or other health crisis, such as the COVID-19 outbreak. Additionally, we may acquire a new property that has a relatively low physical occupancy, and the cash flow from existing operations may be insufficient to pay the operating expenses associated with that property until the property is adequately leased. If one or more of these properties do not perform as expected or we are unable to successfully integrate new properties into our existing operations, our financial performance and our ability to make distributions may be adversely affected.

The following is hereby added as an additional risk factor at the end of the “Risks Related to the Self Storage Industry” section of our prospectus.

We face risks related to an epidemic, pandemic or other health crisis, such as the recent outbreak of the novel coronavirus (“COVID-19”), which could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.

We face risks related to an epidemic, pandemic or other health crisis. In December 2019, COVID-19 emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to many other countries and infections have been reported globally, including in the United States and in some of the markets in which we operate. Our rental revenue and operating results depend significantly on the demand for self storage space. While we have not seen a significant impact on the demand for self storage space resulting from the COVID-19 outbreak as of the date of this filing, if the outbreak causes weakness in national, regional and local economies that negatively impact the demand for self storage space and/or increase bad debts, our business, financial condition, liquidity, results of operations and prospects could be adversely impacted. Additionally, we typically conduct aspects of our leasing activity at our facilities, as well as the offering of various ancillary products, including moving and packing supplies, such as locks and boxes, and other services, such as tenant insurance or similar programs. Accordingly, reductions in the ability and willingness of customers to visit our facilities due to the COVID-19 outbreak could reduce rental revenue and ancillary operating revenue produced by our facilities. Concerns relating to such an outbreak could also prevent our on-site personnel from reporting for work at our facilities, which could adversely affect our ability to adequately manage our facilities. Further, in order to prevent the spread of COVID-19 there have been, and may continue to be, temporary shut downs or restrictions placed on businesses by cities, counties, states, or the federal government. These orders have impacted, and may continue to impact, our facilities and operations. The ultimate extent of the impact of the COVID-19 outbreak on our business, financial condition, liquidity, results of operations and prospects will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the breadth or severity of the COVID-19 outbreak and the actions to contain or treat its impact, among others.

The following hereby replaces the risk factor captioned “Disruptions in the credit markets could have a material adverse effect on our results of operations, financial condition, and ability to pay distributions to you” under the “Risks Associated with Debt Financing” section of our prospectus.

Disruptions in the credit markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to you.

Domestic and international financial markets have experienced significant disruptions in the past which were brought about in large part by failures in the U.S. banking system. These disruptions severely impacted the availability of credit and contributed to rising costs associated with obtaining credit. Future credit market disruptions, including those associated with the worldwide COVID-19 outbreak, may have similar effects or otherwise make obtaining additional and replacement external sources of liquidity more difficult and more costly, if available at all. If debt financing is not available on terms and conditions we find acceptable, we may not be able to obtain financing for investments. If these disruptions in the credit markets resurface, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be negatively impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we may be forced to use a greater proportion of our Public Offering proceeds to finance our acquisitions, reduce the number of properties we can purchase, and/or dispose of some of our assets. These disruptions could also adversely affect the return on the properties we do purchase. In addition, if we pay fees to lock in a favorable interest rate, falling interest rates or other factors could require us to forfeit these fees. All of these events would have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

Suspension of our Share Redemption Program

For the year ended December 31, 2019, we received redemption requests totaling approximately $1.4 million (approximately 62,000 shares), approximately $0.7 million of which were fulfilled during the year ended December 31, 2019, with the remaining approximately $0.7 million included in accounts payable and accrued liabilities as of December 31, 2019, and fulfilled in January 2020. For the year ended December 31, 2018, we received redemption requests totaling approximately $110,000 (approximately 4,900 shares), approximately $30,000 of which were fulfilled during the year ended December 31, 2018, with the remaining approximately $80,000 included in accounts payable and accrued liabilities as of December 31, 2018, and fulfilled in January 2019.

In order to preserve cash in light of the uncertainty relating to COVID-19 and its potential impact on our overall financial results, we will not be able to honor redemption requests made for the quarter ending March 31, 2020. Also, on March 30, 2020, our board of directors approved the suspension of our share redemption program, effective on April 29, 2020. All pending redemption requests will not be redeemed, nor will any additional requests received in future quarters be redeemed, until further notice. Our share redemption program will remain suspended until such time as our board of directors may approve the resumption of our share redemption program.

Related Party Fees and Expenses

The following table summarizes related party costs incurred and paid by us for the years ended December 31, 2018 and 2019, as well as any related amounts payable as of December 31, 2018 and 2019.

	Year Ended December 31, 2018			Year Ended December 31, 2019
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$775,948	$754,396	$26,616	$1,247,017	$1,200,196	$73,437
Asset management fees	613,637	615,399	7,833	2,027,231	1,989,408	45,656
Property management fees	350,058	358,818	—	1,014,881	1,014,881	—
Transfer Agent expenses	163,898	153,355	10,543	275,899	273,542	12,900
Acquisition expenses	666,416	666,416	—	652,167	652,167	—
Capitalized
Acquisition expenses	76,890	76,890	—	44,740	44,740	—
Additional Paid-in Capital
Selling commissions	3,884,006	3,838,693	45,313	4,702,176	4,714,469	33,020
Dealer Manager fees	1,352,419	1,351,849	16,253	1,774,215	1,772,811	17,657
Stockholder Servicing Fees and Dealer Manager Servicing Fees(1)	1,297,283	216,670	1,595,773	2,661,417	729,179	3,528,011
Offering costs	356,021	371,085	18,302	266,409	254,946	29,765

Total	$9,536,576	$8,403,571	$1,720,633	$14,666,152	$12,646,339	$3,740,446

(1)

We pay our Dealer Manager an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T Shares and an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W Shares sold in the Primary Offering.

On February 26, 2020, we entered into an addendum to our transfer agent agreement. Pursuant to the addendum, we have agreed to pay our transfer agent a fixed fee in the amount of $9,200 per quarter and account fees equal to a one-time fee of $40 per account and a monthly fee equal to $3.57 per account.

The “Prospectus Summary — Compensation of Our Advisor and its Affiliates” and the “Management Compensation” sections of our prospectus are hereby updated accordingly.

Distribution Declaration History

The following table shows the distributions we have paid through December 31, 2019:

Quarter	OP Unit Holders	Common Stockholders	Distributions Declared per Common Share(1)
1st Quarter 2017	$1,332	$ 54,031	$0.15(2)
2nd Quarter 2017	$3,050	$143,386	$0.39
3rd Quarter 2017	$3,380	$216,163	$0.39
4th Quarter 2017	$3,463	$451,540	$0.39
1st Quarter 2018	$4,004	$710,976	$0.39
2nd Quarter 2018	$3,498	$998,126	$0.39
3rd Quarter 2018	$3,503	$1,340,577	$0.39
4th Quarter 2018	$3,464	$1,590,665	$0.39
1st Quarter 2019	$3,425	$1,853,451	$0.39

Quarter	OP Unit Holders	Common Stockholders	Distributions Declared per Common Share(1)
2nd Quarter 2019	$3,500	$2,549,737	$0.39
3rd Quarter 2019	$3,501	$2,935,216	$0.39
4th Quarter 2019	$3,501	$3,173,201	$0.39

(1)	Declared distributions are paid monthly in arrears.

(2)	Distributions in the first quarter of 2017 were declared for the last seven days in January and the month of February only.

Change in our Distribution Policy and Distribution Authorization for April 2020

We have decided to change from quarterly to monthly authorization of distributions for the second quarter of 2020 and the foreseeable future. This change in our distribution policy is in order to give our board of directors maximum flexibility to monitor and evaluate the situation related to the financial impact of COVID-19.

On March 30, 2020, our board of directors authorized a daily distribution rate of approximately $0.00427 per day per share on the outstanding shares of common stock payable to Class A, Class T, and Class W stockholders of record of such shares as shown on our books at the close of business on each day of the period commencing on April 1, 2020 and ending April 30, 2020.

In connection with this distribution, for the stockholders of Class T shares, after the stockholder servicing fee is paid, approximately $0.00361 per day will be paid per Class T share and for the stockholders of Class W shares, after the dealer manager servicing fee is paid, approximately $0.00396 per day will be paid per Class W share. Such distributions payable to each stockholder of record during April 2020 will be paid in May 2020.

Selected Financial Data

The following is a summary of financial information for the periods shown below.

	As of and for the Year Ended December 31, 2019	As of and for the Year Ended December 31, 2018	As of and for the Year Ended December 31, 2017	As of and For the Period June 1, 2016 (date of inception) through December 31, 2016
Operating Data
Total revenues	$17,248,341	$5,764,028	$475,404	$—
Operating loss	(5,411,557)	(3,517,494)	(1,246,680)	—
Net loss attributable to Strategic Storage Trust IV, Inc. common stockholders	(9,557,231)	(4,708,285)	(1,230,755)	—
Net loss per Class A common share-basic and diluted	(1.26)	(1.39)	(1.74)	—
Net loss per Class T common share-basic and diluted	(1.26)	(1.39)	(1.74)	—
Net loss per Class W common share-basic and diluted	(1.26)	(1.39)	(1.74)	—
Dividends declared per common share	1.56	1.56	1.32	—
Balance Sheet Data
Real estate facilities	$261,382,288	$135,980,078	$12,339,539	$—
Total assets	288,469,695	161,942,760	35,804,087	201,000
Total debt	109,105,977	63,777,861	—	—
Total liabilities	118,657,170	69,129,692	1,105,316	—

Total equity	164,018,629	90,719,079	34,515,351	201,000
Other Data
Net cash provided by (used in) operating activities	$927,028	$(97,732)	$(1,289,006)	$—
Net cash used in investing activities	(142,287,477)	(132,453,332)	(13,337,799)	—
Net cash provided by financing activities	131,330,362	126,417,379	36,354,930	201,000

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the “Selected Financial Data” above and our accompanying consolidated financial statements and the notes thereto contained elsewhere in this supplement.

Overview

Strategic Storage Trust IV, Inc., a Maryland corporation (the “Company”), was formed on June 1, 2016 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities. Our year-end is December 31. As used in this supplement, “we,” “us,” “our” and “Company” refer to Strategic Storage Trust IV, Inc. and each of our subsidiaries.

Prior to June 28, 2019, both we and Strategic Storage Trust II, Inc. (“SST II”), were sponsored by SmartStop Asset Management, LLC (“SAM,” or our “Prior Sponsor”). On June 28, 2019, SST II, and its operating partnership, Strategic Storage Operating Partnership II, L.P., entered into a series of transactions, agreements, and amendments to its existing agreements and arrangements (such agreements and amendments are referred to collectively as the “Self Administration Transaction”), with our Prior Sponsor, and its affiliates, pursuant to which, effective as of June 28, 2019, SST II acquired the self storage advisory, asset management, property management, investment management, and certain joint venture interests of SAM, along with certain other assets, including SAM’s sole membership interest in SmartStop Storage Advisors, LLC, which owned all of the membership interests of our advisor and our property manager. Immediately after the Self Administration Transaction, SST II changed its name to SmartStop Self Storage REIT, Inc. (“SmartStop”). As a result of the Self Administration Transaction, SmartStop REIT Advisors, LLC, an indirect subsidiary of SmartStop, became the sponsor (our “Sponsor”) of our Public Offering of shares of our common stock, as described below. Our Sponsor owns 100% of Strategic Storage Advisor IV, LLC (our “Advisor”) and Strategic Storage Property Management IV, LLC (our “Property Manager”).

On January 25, 2017, we sold approximately 360,577 Class A shares for $7.5 million to an institutional account investor pursuant to a private offering transaction (the “Private Offering Transaction”).

On March 17, 2017, we commenced a public offering of a maximum of $1 billion in common shares for sale to the public (the “Primary Offering”) and $95 million in common shares for sale pursuant to our distribution reinvestment plan (collectively, the “Public Offering”). We may continue to sell shares in the Public Offering until the earlier of 180 days after the third anniversary of the effective date of the Public Offering, September 13, 2020, or the effective date of the registration statement for our follow-on offering (SEC Registration No. 333-236176), which we initially filed with the SEC on January 31, 2020. We also reserve the right to terminate the Public Offering at any time.

On June 20, 2019, our board of directors, upon recommendation of our nominating and corporate governance committee, approved an estimated value per share of $22.65 for our Class A shares, Class T shares, and Class W shares based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of March 31, 2019. As a result of the calculation of our estimated value per share, effective on June 21, 2019, the Public Offering price of Class A shares became $24.89 per share, the Public Offering price of Class T shares became $24.10 per share, and the Public Offering price of Class W shares became $22.65 per share. In addition, shares sold pursuant to our distribution reinvestment plan are now sold at $22.65 per share for Class A shares, Class T shares, and Class W shares, effective for distribution payments being paid beginning in July 2019. See our Current Report on Form 8-K filed with the SEC on June 21, 2019 for a description of the methodologies and assumptions used to determine, and the limitations of, the estimated value per share.

As of December 31, 2019, we owned 22 self storage facilities located in nine states comprising approximately 15,870 units and approximately 1,838,500 rentable square feet.

As of December 31, 2019, we owned 50% equity interests in four unconsolidated real estate ventures in the Greater Toronto Area that are intended to be developed into self storage facilities, with subsidiaries of SmartCentres Real Estate Investment Trust (“SmartCentres”) owning the other 50% of such entities. In addition, we had entered into two other contribution agreements with respect to two separate tracts of land in the Greater Toronto Area owned by SmartCentres. For more information, see Note 4 of the Notes to the Consolidated Financial Statements contained in this supplement.

Critical Accounting Policies

We have established accounting policies which conform to generally accepted accounting principles (“GAAP”) in the U.S. Preparing financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Following is a discussion of the estimates and assumptions used in setting accounting policies that we consider critical in the presentation of our financial statements. Many estimates and assumptions involved in the application of GAAP may have a material impact on our financial condition or operating performance, or on the comparability of such information to amounts reported for other periods, because of the subjectivity and judgment required to account for highly uncertain items or the susceptibility of such items to change. These estimates and assumptions affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the dates of the financial statements and our reported amounts of revenue and expenses during the period covered by this supplement. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied or different amounts of assets, liabilities, revenues and expenses would have been recorded, thus resulting in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements. Additionally, other companies may use different estimates and assumptions that may impact the comparability of our financial condition and results of operations to those companies.

We believe that our critical accounting policies include the following: real estate purchase price allocations; the evaluation of whether any of our long-lived assets have been impaired; the determination of the useful lives of our long-lived assets; and the evaluation of the consolidation of our interests in joint ventures. The following discussion of these policies supplements, but does not supplant the description of our significant accounting policies, as contained in Note 2 of the Notes to the Consolidated Financial Statements contained in this supplement, and is intended to present our analysis of the uncertainties involved in arriving upon and applying each policy.

Real Estate Purchase Price Allocation

We account for acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Because we believe that substantially all of the leases in place at properties we will acquire will be at market rates, as the majority of the leases are month-to-month contracts, we do not expect to allocate any portion of the purchase prices to above or below market leases. We also consider whether in-place, market leases represent an intangible asset. Acquisitions of portfolios of facilities are allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available.

Our allocations of purchase prices are based on certain significant estimates and assumptions, variations in such estimates and assumptions could result in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements.

Impairment of Long-Lived Assets

The majority of our assets, other than cash and cash equivalents, consist of long-lived real estate assets as well as intangible assets related to our acquisitions. We will evaluate such assets for impairment based on events and changes in circumstances that may arise in the future and that may impact the carrying amounts of our long-lived assets. When indicators of potential impairment are present, we will assess the recoverability of the particular asset by determining whether the carrying value of the asset will be recovered, through an evaluation of the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. This evaluation is based on a number of estimates and assumptions. Based on this evaluation, if the expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived asset and recognize an impairment loss. Our evaluation of the impairment of long-lived assets could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the amount of impairment loss recognized, if any, may vary based on the estimates and assumptions we use.

Estimated Useful Lives of Long-Lived Assets

We assess the useful lives of the assets underlying our properties based upon a subjective determination of the period of future benefit for each asset. We record depreciation expense with respect to these assets based upon the estimated useful lives we determine. Our determinations of the useful lives of the assets could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as such determinations, and the corresponding amount of depreciation expense, may vary dramatically based on the estimates and assumptions we use.

Consolidation of Investments in Joint Ventures

We will evaluate the consolidation of our investments in joint ventures in accordance with relevant accounting guidance. This evaluation requires us to determine whether we have a controlling interest in a joint venture through a means other than voting rights, and, if so, such joint venture may be required to be consolidated in our financial statements. Our evaluation of our joint ventures under such accounting guidance could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the joint venture entities included in our financial statements may vary based on the estimates and assumptions we use.

REIT Qualification

We made an election under Section 856(c) of the Internal Revenue Code of 1986 (the “Code”) to be taxed as a REIT under the Code, commencing with the taxable year ended December 31, 2017. By qualifying as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and could have a material adverse impact on our financial condition and results of operations. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Recent Market Conditions

In December 2019, COVID-19 emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to many other countries and infections have been reported globally, including in the United States and in some of the markets in which we operate. Our rental revenue and operating results depend significantly on the demand for self storage space. While we have not seen a significant impact on the demand for self storage space resulting from the COVID-19 outbreak as of the date of this supplement, if the outbreak causes weakness in national, regional and local economies that negatively impact the demand for self storage space and/or increase bad debts, our business, financial condition, liquidity, results of operations and prospects could be adversely impacted. Additionally, we typically conduct aspects of our leasing activity at our facilities, as well as the offering of various ancillary products, including moving and packing supplies, such as locks and boxes, and other services, such as tenant insurance or similar programs. Accordingly, reductions in the ability and willingness of customers to visit our facilities due to the COVID-19 outbreak could reduce rental revenue and ancillary operating revenue produced by our facilities. Concerns relating to such an outbreak could also prevent our on-site personnel from reporting for work at our facilities, which could adversely affect our ability to adequately manage our facilities. Further, in order to prevent the spread of COVID-19 there have been, and may continue to be, temporary shut downs or restrictions placed on businesses by cities, counties, states, or the federal government. These orders have impacted, and may continue to impact, our facilities and operations. The ultimate extent of the impact of the COVID-19 outbreak on our business, financial condition, liquidity, results of operations and prospects will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the breadth or severity of the COVID-19 outbreak and the actions to contain or treat its impact, among others.

Results of Operations

Overview

We derive revenues principally from: (i) rents received from tenants who rent storage units under month-to-month leases at each of our self storage facilities; and (ii) sales of packing- and storage-related supplies at our storage facilities. Therefore, our operating results depend significantly on our ability to retain our existing tenants and lease our available self storage units to new tenants, while maintaining and, where possible, increasing the prices for our self storage units. Additionally, our operating results depend on our tenants making their required rental payments to us.

Competition in the market areas in which we operate is significant and affects the occupancy levels, rental rates, rental revenues and operating expenses of our facilities. Development of any new self storage facilities would intensify competition of self storage operators in markets in which we operate.

On March 17, 2017, we commenced our Public Offering and formal operations. On April 11, 2017, we acquired our first self storage property located in Jensen Beach, Florida. As of December 31, 2019, 2018, and 2017, we owned 22, 14, and 2 self storage facilities, respectively.

Our operating results for the year ended December 31, 2019 include full year results for 14 self storage facilities we owned as of December 31, 2018 and partial year results for eight facilities acquired during 2019. Our operating results for the year ended December 31, 2018 include full year results for the two self storage facilities acquired during 2017 and partial year results for 12 facilities acquired during 2018. As such, we believe there is little basis for comparison between the years ended December 31, 2019 and 2018. Operating results in future periods will depend on the results of operations of these properties and the real estate properties that we acquire in the future.

Our operating results for the year ended December 31, 2018 include full year results for two self storage facilities acquired during 2017 and partial year results for 12 facilities acquired during 2018. Our operating results for the year ended December 31, 2017 include partial year results for our first two facilities acquired during 2017. As such, we believe there is little basis for comparison between the years ended December 31, 2018 and 2017.

Comparison of the Years Ended December 31, 2019 and 2018

Total Revenues

Total revenues for the years ended December 31, 2019 and 2018 were approximately $17.2 million and $5.8 million, respectively. The increase in total revenues is primarily attributable to a full year of operations for 14 properties and partial year of operations for eight properties acquired during the year ended December 31, 2019, compared to a full year operations for two properties and partial year of operations for 12 properties in the year ended December 31, 2018. We expect total revenues to increase in the future commensurate with our future acquisition activity and lease-up of our non-stabilized properties.

Property Operating Expenses

Property operating expenses for the years ended December 31, 2019 and 2018 were approximately $5.9 million and $1.9 million, respectively. Property operating expenses include the costs to operate our facilities including payroll, utilities, insurance, real estate taxes, and marketing. The increase in property operating expenses is primarily attributable to a full year of operations for 14 properties and partial year of operations for eight properties acquired during the year ended December 31, 2019, compared to a full year operations for two properties and partial year of operations for 12 properties in the year ended December 31, 2018. We expect property operating expenses to increase in the future commensurate with our future acquisition activity.

Property Operating Expenses – Affiliates

Property operating expenses – affiliates for the years ended December 31, 2019 and 2018 were approximately $3.0 million and $1.0 million, respectively. Property operating expenses – affiliates includes property management fees and asset management fees. The increase in property operating expenses – affiliates is primarily attributable to a full year of operations for 14 properties and partial year of operations for eight properties acquired during the year ended December 31, 2019, compared to a full year operations for two properties and partial year of operations for 12 properties in the year ended December 31, 2018. We expect property operating expenses – affiliates to increase in the future commensurate with our future acquisition activity.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2019 and 2018 were approximately $2.4 million and $1.7 million, respectively. General and administrative expenses consist primarily of legal expenses, directors’ and officers’ insurance, transfer agent fees, an allocation of a portion of our Advisor’s payroll related costs, accounting expenses and board of directors related costs. The increase in general and administrative expenses is primarily attributable to an increase in costs commensurate with the increase in our operational activity. We expect general and administrative expenses to increase in the future as our operational activity increases, but decrease as a percentage of total revenue.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the years ended December 31, 2019 and 2018 were approximately $10.3 million and $3.4 million, respectively. Depreciation expense consists primarily of depreciation on the buildings and site improvements at our properties. Amortization expense consists of the amortization of intangible assets resulting from our acquisitions. The increase in depreciation and amortization expense is primarily attributable to a full year of operations for 14 properties and partial year of operations for eight properties acquired during the year ended

December 31, 2019, compared to a full year operations for two properties and partial year of operations for 12 properties in the year ended December 31, 2018. We expect depreciation and amortization expense to increase in the future commensurate with our future acquisition activity.

Acquisition Expenses – Affiliates

Acquisition expenses – affiliates for the years ended December 31, 2019 and 2018 were approximately $0.7 million and $0.7 million, respectively. Acquisition expenses primarily relate to the costs associated with our potential acquisitions of self storage facilities prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect acquisition expenses – affiliates to fluctuate in the future commensurate with our acquisition activity.

Other Property Acquisition Expenses

Other property acquisition expenses for the years ended December 31, 2019 and 2018 were approximately $0.5 million and $0.7 million, respectively. Acquisition expenses primarily relate to the costs associated with our potential acquisitions of self storage facilities prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect other property acquisition expenses to fluctuate in the future commensurate with our acquisition activity.

Interest Expense

Interest expense for the years ended December 31, 2019 and 2018 were approximately $2.9 million and $0.9 million, respectively. The increase in interest expense was due to debt obtained in conjunction with certain of the properties acquired during 2019. We expect interest expense to increase in the future commensurate with our future debt level.

Interest Expense – Debt Issuance Costs

Interest expense – debt issuance costs for the years ended December 31, 2019 and 2018 were approximately $1.3 million and $0.4 million, respectively. The increase in interest expense – debt issuance costs was due to debt obtained in conjunction with certain of the properties acquired during 2019. We expect interest expense – debt issuance costs to increase in the future commensurate with our future financing activity.

Comparison of the Years Ended December 31, 2018 and 2017

Total Revenues

Total revenues for the years ended December 31, 2018 and 2017 were approximately $5.8 million and $0.5 million, respectively. The increase in total revenues is primarily attributable to a full year of operations for two properties and partial year of operations for 12 properties acquired during the year ended December 31, 2018, compared to a partial year operations for two properties in the year ended December 31, 2017. We expect total revenues to increase in the future commensurate with our future acquisition activity.

Property Operating Expenses

Property operating expenses for the years ended December, 2018 and 2017 were approximately $1.9 million and $0.2 million, respectively. Property operating expenses include the costs to operate our facilities including payroll, utilities, insurance, real estate taxes, and marketing. The increase in property operating expenses is primarily attributable to a full year of operations for two properties and a partial year of operations for 12 properties acquired during the year ended December 31, 2018, compared to a partial year of operations for two properties in the year ended December 31, 2017. We expect property operating expenses to increase in the future commensurate with our future acquisition activity.

Property Operating Expenses – Affiliates

Property operating expenses – affiliates for the years ended December 31, 2018 and 2017 were approximately $1.0 million and $0.1 million, respectively. Property operating expenses – affiliates includes property management fees and asset management fees. The increase in property operating expenses – affiliates is primarily attributable to a full year of operations for two properties and a partial year of operations for 12 properties acquired during the year ended December 31, 2018, compared to a partial year of operations for two properties acquired in the year ended December 31, 2017. We expect property operating expenses – affiliates to increase in the future commensurate with our future acquisition activity.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2018 and 2017 were approximately $1.7 million and $0.7 million, respectively. General and administrative expenses consist primarily of legal expenses, directors’ and officers’ insurance, transfer agent fees, an allocation of a portion of our Advisor’s payroll related costs, accounting expenses and board of directors related costs. The increase in general and administrative expenses is primarily attributable to an increase in costs commensurate with the increase in our operational activity. We expect general and administrative expenses to increase in the future as our operational activity increases, but decrease as a percentage of total revenue.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the years ended December 31, 2018 and 2017 were approximately $3.4 million and $0.3 million, respectively. Depreciation expense consists primarily of depreciation on the buildings and site improvements at our properties. Amortization expense consists of the amortization of intangible assets resulting from our acquisitions. The increase in depreciation and amortization expense is primarily attributable to a full year of operations for two properties and a partial year of operations for 12 properties acquired during the year ended December 31, 2018, compared to a partial year of operations for two properties acquired in the year ended December 31, 2017. We expect depreciation and amortization expense to increase in the future commensurate with our future acquisition activity.

Acquisition Expenses – Affiliates

Acquisition expenses – affiliates for the years ended December 31, 2018 and 2017 were approximately $0.7 million and $0.2 million, respectively. Acquisition expenses primarily relate to the costs associated with our potential acquisitions of self storage facilities prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect acquisition expenses – affiliates to fluctuate in the future commensurate with our acquisition activity.

Other Property Acquisition Expenses

Other property acquisition expenses for the years ended December 31, 2018 and 2017 were approximately $0.7 million and $0.2 million, respectively. Acquisition expenses primarily relate to the costs associated with our potential acquisitions of self storage facilities prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect other property acquisition expenses to fluctuate in the future commensurate with our acquisition activity.

Interest Expense

Interest expense for the years ended December 31, 2018 and 2017 were approximately $0.9 million and none, respectively. The increase in interest expense was due to debt obtained in conjunction with certain of the properties acquired during 2018. We expect interest expense to increase in the future commensurate with our future debt level.

Interest Expense – Debt Issuance Costs

Interest expense – debt issuance costs for the years ended December 31, 2018 and 2017 were approximately $0.4 million and none, respectively. The increase in interest expense – debt issuance costs was due to debt obtained in conjunction with certain of the properties acquired during 2018. We expect interest expense – debt issuance costs to increase in the future commensurate with our future financing activity.

Other Income

Other income for the years ended December 31, 2018 and 2017 was approximately $0.1 million and none, respectively. The increase in other income primarily relates to interest income earned on cash balances during the year ended December 31, 2018.

Liquidity and Capital Resources

Cash Flows

A comparison of cash flows for operating, investing and financing activities for the years ended December 31, 2019 and 2018 are as follows:

	Year ended December 31, 2019	Year ended December 31, 2018	Change
Net cash flow provided by (used in):
Operating activities	$927,028	$(97,732)	$1,024,760
Investing activities	(142,287,477)	(132,453,332)	(9,834,145)
Financing activities	131,330,362	126,417,379	4,912,983

Cash flows provided by (used in) operating activities for the years ended December 31, 2019 and 2018 were approximately $0.9 million and ($0.1 million), respectively, a change of approximately $1.0 million. The change in cash from our operating activities is primarily the result of a decrease in our net loss, adjusted for depreciation and amortization of approximately $2.3 million offset by a net increase in cash used in operating assets and liabilities of approximately $1.3 million.

Cash flows used in investing activities for the years ended December 31, 2019 and 2018 were approximately $142.3 million and $132.5 million, respectively, an increase of approximately $9.8 million. The increase in cash used in our investing activities is primarily the result of an increase in investment in joint ventures of approximately $11.8 million, offset by a decrease in deposits made on potential future acquisitions of real estate facilities of approximately $2.3 million.

Cash flows provided by financing activities for the years ended December 31, 2019 and 2018 were approximately $131.3 million and $126.4 million, respectively, an increase of approximately $4.9 million. The increase in cash provided by our financing activities is primarily the result of an increase in net proceeds raised from our Public Offering of approximately $27.1 million offset by a decrease in net proceeds from issuance of debt of $17.0 million, and an increase in cash distributions paid of approximately $2.8 million.

Short-Term Liquidity and Capital Resources

Through March 17, 2017, the date we commenced our Public Offering, we met our short-term operating liquidity requirements through advances from our Advisor or its affiliates, as we needed to fund our offering costs and operating expenses incurred before our Offering commenced. Currently, we generally expect that we will meet our short-term operating liquidity requirements from the combination of proceeds from our Public Offering, proceeds from secured or unsecured financing from banks or other lenders, net cash provided by property operations and advances from our Advisor which will be repaid, without interest, as funds are available after meeting our current liquidity requirements, subject to the limitations on reimbursement set forth in our advisory agreement with our Advisor.

Distribution Policy

On December 18, 2019, our board of directors declared a daily distribution rate for the first quarter of 2020 of approximately $0.00427 per day per share on the outstanding shares of common stock payable to Class A, Class T and Class W stockholders of record of such shares as shown on our books at the close of business on each day of the period commencing on January 1, 2020 and ending March 31, 2020. In connection with this distribution, for the stockholders of Class T shares, after the stockholder servicing fee is paid, approximately $0.00361 per day will be paid per Class T share and for the stockholders of Class W shares, after the dealer manager servicing fee is paid, approximately $0.00396 per day will be paid per Class W share. Such distributions payable to each stockholder of record during a month will be paid the following month.

Currently, we are making distributions to our stockholders using proceeds from the Public Offering in anticipation of future cash flow. As such, this reduces the amount of capital we will ultimately invest in properties. Because substantially all of our operations are performed indirectly through our Operating Partnership, our ability to pay distributions depends in large part on our Operating Partnership’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund cash distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from the Public Offering. Though we presently intend to pay only cash distributions, and potentially stock distributions, we are authorized by our charter to pay in-kind distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter or distributions that meet all of the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of the property; (b) our board of directors offers each stockholder the election of receiving such in-kind distributions; and (c) in-kind distributions are only made to those stockholders who accept such offer.

During our Public Offering, when we may raise capital more quickly than we acquire income-producing assets, we may not be able to pay distributions from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from the Public Offering. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flows from operations. However, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including our ability to raise and invest capital at favorable yields, the financial performance of our investments in the current real estate and financial environment and the types and mix of investment in our portfolio. As a result, future distributions declared and paid may exceed cash flow from operations.

Distributions are paid to our stockholders as of the record date selected by our board of directors. We currently pay distributions monthly based on daily declaration and record dates so that investors may be entitled to distributions immediately upon purchasing our shares. We expect to continue to regularly pay distributions unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Distributions will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. Our board of directors may increase, decrease or eliminate the distribution rate that is being paid at any time. Distributions will be made on all classes of our common stock at the same time. The per share amount of distributions on Class A Shares, Class T Shares and Class W Shares will likely differ because of different allocations of class-specific expenses. Specifically, distributions on Class T Shares will likely be lower than distributions on Class A Shares because Class T Shares are subject to ongoing stockholder servicing fees and distributions of Class W Shares will likely be lower than distributions on Class A Shares because Class W Shares are subject to the ongoing dealer manager servicing fees. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the Public Offering;
•	our operating and interest expenses;
•	the amount of distributions or dividends received by us from our indirect real estate investments;
•	our ability to keep our properties occupied;
•	our ability to maintain or increase rental rates;
•	capital expenditures and reserves for such expenditures;
•	the issuance of additional shares; and
•	financings and refinancings.

The following shows our distributions and the sources of such distributions for the respective periods presented:

	Year Ended December 31, 2019		Year Ended December 31, 2018
Distributions paid in cash — common stockholders	$5,401,316		$2,620,607
Distributions paid in cash — Operating Partnership unitholders	13,890		14,469
Distributions reinvested	5,110,289		2,019,737

Total distributions	$10,525,495		$4,654,813

Source of distributions
Cash flows provided by operations	$927,028	8.8%	$—	0%
Offering proceeds from Primary Offering and Private Offering Transaction	4,488,178	42.6%	2,635,076	56.6%
Offering proceeds from distribution reinvestment plan	5,110,289	48.6%	2,019,737	43.4%

Total sources	$10,525,495	100.0%	$4,654,813	100.0%

From our inception through December 31, 2019, we paid cumulative distributions of approximately $16.0 million, as compared to cumulative net loss attributable to our common stockholders of approximately $15.5 million. For the year ended December 31, 2019, we paid distributions of approximately $10.5 million, as compared to a net loss attributable to our common stockholders of approximately $9.6 million. Net loss attributable to our common stockholders for the year ended December 31, 2019 reflects non-cash depreciation and amortization of approximately $11.5 million and acquisition related expenses of approximately $1.1 million.

Cumulative net loss attributable to our common stockholders reflects non-cash depreciation and amortization of approximately $15.7 million, and acquisition related expenses of approximately $2.9 million.

For the year ended December 31, 2018, we paid distributions of approximately $4.7 million, as compared to a net loss attributable to our common stockholders of approximately $4.7 million. Net loss attributable to our common stockholders for the year ended December 31, 2018 reflects non-cash depreciation and amortization of approximately $3.9 and acquisition related expenses of approximately $1.3 million. Cumulative net loss attributable to our common stockholders reflects non-cash depreciation and amortization of approximately $4.1 million, and acquisition related expenses of approximately $1.8 million.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash, which could reduce the value of our stockholders’ investment in our shares. In addition, such distributions may constitute a return of investors’ capital.

We have not been able to and may not be able to pay distributions from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from the issuance of common stock in the Public Offering. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Indebtedness

As of December 31, 2019, our total indebtedness was approximately $109.1 million which included approximately $107.0 million of variable rate debt and approximately $2.2 million of fixed rate debt, less approximately $75,000 in net debt issuance costs. As of December 31, 2018, our total indebtedness was approximately $63.8 million which included approximately $62.0 million of variable rate debt and approximately $2.3 million of fixed rate debt, less approximately $0.5 million in net debt issuance costs. See Notes 5 and 11 of the Notes to the Consolidated Financial Statements for more information about our indebtedness.

Long-Term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for property acquisitions, either directly or through entity interests, for the payment of operating expenses and distributions, and for the payment of interest on our outstanding indebtedness, if any.

Long-term potential future sources of capital include proceeds from our Public Offering, secured or unsecured financings from banks or other lenders, issuance of equity instruments and undistributed funds from operations. To the extent we are not able to secure requisite financing in the form of a credit facility or other debt, we will be dependent upon proceeds from the issuance of equity securities and cash flows from operating activities in order to meet our long-term liquidity requirements and to fund our distributions.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2019:

	Payments due during the years ended December 31,
	Total	2020	2021-2022	2023-2024	Thereafter
Debt interest(1)	$9,852,084	$3,657,942	$5,649,941	$206,513	$337,688
Debt principal(2)(3)	109,182,207	128,922	107,283,811	322,328	1,447,146

Total contractual obligations	$119,034,291	$3,786,864	$112,933,752	$528,841	$1,784,834

(1)

Interest expense on variable rate debt was calculated based upon the contractual rate in effect as of December 31, 2019. Interest expense on the Revolving KeyBank Credit Facility is calculated presuming the amount outstanding as of December 31, 2019 would remain outstanding through the maturity date of June 27, 2022. Interest expense on the Katy Loan is calculated presuming the amount outstanding as of December 31, 2019 would remain outstanding through the maturity date of September 1, 2031.

(2)	Amount represents principal payments only, excluding debt issuance costs.

(3)

On January 31, 2020, we entered into a 10 year, interest only CMBS Loan for $40.5 million. We used the proceeds of the CMBS Loan to pay down $40 million on the Revolving KeyBank Credit Facility. For more information please see Notes 5 and 11 to the Consolidated Financial Statements contained in this supplement.

Off-Balance Sheet Arrangements

On July 31, 2018, one of our subsidiaries made a preferred equity investment in an entity that was developing a self storage facility. For more information please see Note 11 – Completed Acquisitions – Escondido Property of the Notes to the Consolidated Financial Statements contained in this supplement. The investment is accounted for under the equity method of accounting. We also have joint ventures with SmartCentres, which are accounted for using the equity method of accounting (Note 4). Other than the foregoing, we do not currently have any relationships with unconsolidated entities or financial partnerships. Such entities are often referred to as structured finance or special purpose entities, which typically are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Subsequent Events

Please see Note 11 of the Notes to the Consolidated Financial Statements contained in this supplement.

As described elsewhere in this supplement, on March 30, 2020, our board of directors approved (i) the suspension of our share redemption program and (ii) a daily distribution rate of approximately $0.00427 per day per share on the outstanding shares of common stock payable to Class A, Class T, and Class W stockholders of record of such shares as shown on our books at the close of business on each day of the period commencing on April 1, 2020 and ending April 30, 2020.

Seasonality

We believe that we will experience minor seasonal fluctuations in the occupancy levels of our facilities, which we believe will be slightly higher over the summer months due to increased moving activity.

Financial Statements

The financial statements listed below are contained in this supplement:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Strategic Storage Trust IV, Inc.

Ladera Ranch, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Strategic Storage Trust IV, Inc. (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2017.

Costa Mesa, California

March 20, 2020

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2019 and 2018

	December 31,
	2019	2018
ASSETS
Real estate facilities:
Land	$53,834,093	$26,485,823
Buildings	195,950,218	103,015,323
Site improvements	11,597,977	6,478,932

	261,382,288	135,980,078
Accumulated depreciation	(6,742,793)	(1,769,436)

	254,639,495	134,210,642
Construction in process	608,203	—

Real estate facilities, net	255,247,698	134,210,642
Cash and cash equivalents	5,637,176	15,672,258
Restricted cash	128,177	123,182
Investments in unconsolidated real estate ventures	15,116,195	859,531
Other assets, net	7,500,324	6,919,074
Debt issuance costs, net of accumulated amortization	1,390,126	—
Intangible assets, net of accumulated amortization	3,449,999	4,158,073

Total assets	$288,469,695	$161,942,760

LIABILITIES AND EQUITY
Secured debt, net	$109,105,977	$63,777,861
Accounts payable and accrued liabilities	4,671,610	3,027,701
Due to affiliates	3,740,446	1,720,633
Distributions payable	1,139,137	603,497

Total liabilities	118,657,170	69,129,692

Commitments and contingencies (Note 7)
Redeemable common stock	5,793,896	2,093,989

Equity:
Strategic Storage Trust IV, Inc. equity:
Preferred Stock, $0.001 par value; 200,000,000 shares authorized; none issued and outstanding at December 31, 2019 and 2018	—	—
Class A Common stock, $0.001 par value; 315,000,000 shares authorized; 4,756,969 and 2,962,849 shares issued and outstanding at December 31, 2019 and 2018, respectively	4,757	2,964
Class T Common stock, $0.001 par value; 315,000,000 shares authorized; 3,627,582 and 1,570,411 shares issued and outstanding at December 31, 2019 and 2018, respectively	3,628	1,570
Class W common stock, $0.001 par value; 70,000,000 shares authorized; 978,115 and 353,991 shares issued and outstanding at December 31, 2019 and 2018, respectively	978	354
Additional paid-in capital	196,355,036	102,710,956
Distributions	(17,155,027)	(6,106,597)
Accumulated deficit	(15,496,271)	(5,939,040)
Accumulated other comprehensive income (loss)	185,373	(96,670)

Total Strategic Storage Trust IV, Inc. equity	163,898,474	90,573,537

Noncontrolling interests in our Operating Partnership	120,155	145,542

Total equity	164,018,629	90,719,079

Total liabilities and equity	$288,469,695	$161,942,760

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2019, 2018 and 2017

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Revenues:
Self storage rental revenue	$17,116,839	$5,736,613	$474,752
Ancillary operating revenue	131,502	27,415	652

Total revenues	17,248,341	5,764,028	475,404

Operating expenses:
Property operating expenses	5,887,316	1,851,022	205,357
Property operating expenses – affiliates	3,042,112	963,695	81,016
General and administrative	2,355,426	1,713,540	726,028
Depreciation	5,099,425	1,656,502	138,497
Intangible amortization expense	5,165,506	1,759,531	146,372
Acquisition expense – affiliates	652,167	666,416	187,641
Other property acquisition expenses	457,946	670,816	237,173

Total operating expenses	22,659,898	9,281,522	1,722,084

Operating loss	(5,411,557)	(3,517,494)	(1,246,680)
Other income (expense):
Interest expense	(2,867,178)	(907,602)	—
Interest expense – debt issuance costs	(1,264,178)	(434,029)	—
Other	(25,815)	139,172	—

Net loss	(9,568,728)	(4,719,953)	(1,246,680)
Net loss attributable to the noncontrolling interests in our Operating Partnership	11,497	11,668	15,925

Net loss attributable to Strategic Storage Trust IV, Inc. common stockholders	$(9,557,231)	$(4,708,285)	$(1,230,755)

Net loss per Class A share—basic and diluted	$(1.26)	$(1.39)	$(1.74)
Net loss per Class T share—basic and diluted	$(1.26)	$(1.39)	$(1.74)
Net loss per Class W share—basic and diluted	$(1.26)	$(1.39)	$(1.74)

Weighted average Class A shares outstanding—basic and diluted	3,917,822	2,179,746	577,117
Weighted average Class T shares outstanding—basic and diluted	2,888,155	971,724	94,823
Weighted average Class W shares outstanding—basic and diluted	756,121	231,901	36,614

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

Years Ended December 31, 2019, 2018 and 2017

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Net loss	$(9,568,728)	$(4,719,953)	$(1,246,680)
Other comprehensive loss:
Foreign currency translation adjustment	282,043	(96,670)	—

Comprehensive loss	(9,286,685)	(4,816,623)	(1,246,680)
Comprehensive loss attributable to noncontrolling interests:
Comprehensive loss attributable to the noncontrolling interests in our Operating Partnership	11,469	11,766	15,925

Comprehensive loss attributable to Strategic Storage Trust IV, Inc. common stockholders	$(9,275,216)	$(4,804,857)	$(1,230,755)

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended December 31, 2019, 2018 and 2017

	Common Stock						Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Strategic Storage Trust IV, Inc. Equity	Noncontrolling Interests in our Operating Partnership	Total Equity	Redeemable Common Stock
	Class A		Class T		Class W
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value
Balance as of December 31, 2016	44	$—	—	$—	—	$—	$1,000	$—	$—	$—	$1,000	$200,000	$201,000	$—
Gross proceeds from issuance of common stock	1,248,210	1,249	424,613	424	109,749	110	42,412,111	—	—	—	42,413,894	—	42,413,894	—
Offering costs	—	—	—	—	—	—	(5,760,103)	—	—	—	(5,760,103)	—	(5,760,103)	—
Changes to redeemable common stock	—	—	—	—	—	—	(183,420)	—	—	—	(183,420)	—	(183,420)	183,420
Distributions	—	—	—	—	—	—	—	(1,079,785)	—	—	(1,079,785)	—	(1,079,785)	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	(12,975)	(12,975)	—
Issuance of shares for distribution reinvestment plan	5,322	5	1,615	2	897	1	183,412	—	—	—	183,420	—	183,420	—
Net loss attributable to Strategic Storage Trust IV, Inc.	—	—	—	—	—	—	—	—	(1,230,755)	—	(1,230,755)	—	(1,230,755)	—
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	(15,925)	(15,925)	—

Balance as of December 31, 2017	1,253,576	1,254	426,228	426	110,646	111	36,653,000	(1,079,785)	(1,230,755)	—	34,344,251	171,100	34,515,351	183,420
Gross proceeds from issuance of common stock	1,653,971	1,654	1,117,785	1,118	237,087	237	73,654,959	—	—	—	73,657,968	—	73,657,968	—
Offering costs	—	—	—	—	—	—	(7,606,292)	—	—	—	(7,606,292)	—	(7,606,292)	—
Changes to redeemable common stock	—	—	—	—	—	—	(2,019,737)	—	—	—	(2,019,737)	—	(2,019,737)	2,019,737
Redemptions of common stock	(1,200)	(1)	—	—	—	—	—	—	—	—	(1)	—	(1)	(109,168)
Issuance of restricted stock	3,000	3	—	—	—	—	—	—	—	—	3	—	3	—
Distributions	—	—	—	—	—	—	—	(5,026,812)	—	—	(5,026,812)	—	(5,026,812)	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	(13,890)	(13,890)	—
Issuance of shares for distribution reinvestment plan	53,502	54	26,398	26	6,258	6	2,019,651	—	—	—	2,019,737	—	2,019,737	—
Stock based compensation expense	—	—	—	—	—	—	9,375	—	—	—	9,375	—	9,375	—
Net loss attributable to Strategic Storage Trust IV, Inc.	—	—	—	—	—	—	—	—	(4,708,285)	—	(4,708,285)	—	(4,708,285)	—
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	(11,668)	(11,668)	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(96,670)	(96,670)	—	(96,670)	—

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended December 31, 2019, 2018 and 2017

	Common Stock						Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Strategic Storage Trust IV, Inc. Equity	Noncontrolling Interests in our Operating Partnership	Total Equity	Redeemable Common Stock
	Class A		Class T		Class W
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value
Balance as of December 31, 2018	2,962,849	2,964	1,570,411	1,570	353,991	354	102,710,956	(6,106,597)	(5,939,040)	(96,670)	90,573,537	145,542	90,719,079	2,093,989
Gross proceeds from issuance of common stock	1,698,656	1,697	1,972,406	1,974	612,393	612	103,631,886	—	—	—	103,636,169	—	103,636,169	—
Offering costs	—	—	—	—	—	—	(10,169,608)	—	—	—	(10,169,608)	—	(10,169,608)	—
Reimbursement of offering costs by Advisor	—	—	—	—	—	—	157,025	—	—	—	157,025	—	157,025	—
Changes to redeemable common stock	—	—	—	—	—	—	(5,110,289)	—	—	—	(5,110,289)	—	(5,110,289)	5,110,289
Redemptions of common stock	(17,309)	(17)	(7,507)	(8)	(8,022)	(8)	—	—	—	—	(33)	—	(33)	(1,410,382)
Issuance of restricted stock	2,000	2	—	—	—	—	—	—	—	—	2	—	2	—
Distributions	—	—	—	—	—	—	—	(11,048,430)	—	—	(11,048,430)	—	(11,048,430)	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	(13,890)	(13,890)	—
Issuance of shares for distribution reinvestment plan	110,773	111	92,272	92	19,753	20	5,110,066	—	—	—	5,110,289	—	5,110,289	—
Stock based compensation expense	—	—	—	—	—	—	25,000	—	—	—	25,000	—	25,000	—
Net loss attributable to Strategic Storage Trust IV, Inc.	—	—	—	—	—	—	—	—	(9,557,231)	—	(9,557,231)	—	(9,557,231)	—
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	(11,497)	(11,497)	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	282,043	282,043	—	282,043	—

Balance as of December 31, 2019	4,756,969	$4,757	3,627,582	$3,628	978,115	$978	$196,355,036	$(17,155,027)	$(15,496,271)	$185,373	$163,898,474	$120,155	$164,018,629	$5,793,896

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2019, 2018 and 2017

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Cash flows from operating activities:
Net loss	$(9,568,728)	$(4,719,953)	$(1,246,680)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	10,264,931	3,416,033	284,869
Amortization of debt issuance costs	700,699	434,029	—
Stock based compensation expense related to issuance of restricted stock	25,000	9,375	—
Changes in operating assets and liabilities:
Other assets, net	(1,037,678)	(1,120,211)	(624,094)
Accounts payable and accrued liabilities	455,803	1,861,423	273,480
Due to affiliates	87,001	21,572	23,419

Net cash provided by (used in) operating activities	927,028	(97,732)	(1,289,006)

Cash flows from investing activities:
Purchase of real estate	(127,595,543)	(126,347,130)	(12,910,000)
Additions to real estate facilities	(1,497,340)	(436,517)	(27,799)
Deposits on acquisitions of real estate facilities	(200,000)	(2,500,000)	(400,000)
Return of deposits on acquisitions of real estate	—	750,000	—
Investments in unconsolidated real estate ventures	(12,686,690)	(909,372)	—
Deposits on acquisitions of investments in unconsolidated real estate ventures	(457,904)	(560,313)	—
Return of (investment in) preferred equity method investment	150,000	(2,450,000)	—

Net cash used in investing activities	(142,287,477)	(132,453,332)	(13,337,799)

Cash flows from financing activities:
Proceeds from issuance of revolving secured debt	124,000,000	62,000,000	—
Repayment of revolving secured debt	(17,000,000)	—	—
Proceeds from issuance of secured debt	6,000,000	—	—
Repayment of secured debt	(68,000,000)	—	—
Scheduled principal payments on secured debt	(120,975)	(19,423)	—
Debt issuance costs	(2,539,734)	(961,653)	—
Gross proceeds from issuance of common stock	103,199,471	74,542,378	42,215,956
Offering costs	(8,048,586)	(6,481,892)	(5,168,101)
Redemption of common stock	(744,608)	(26,955)	—
Distributions paid to common stockholders	(5,401,316)	(2,620,607)	(681,700)
Distributions paid to noncontrolling interest in our Operating Partnership	(13,890)	(14,469)	(11,225)

Net cash provided by financing activities	131,330,362	126,417,379	36,354,930

Change in cash, cash equivalents and restricted cash	(10,030,087)	(6,133,685)	21,728,125

Cash, cash equivalents and restricted cash, beginning of period	15,795,440	21,929,125	201,000

Cash, cash equivalents and restricted cash, end of period	$5,765,353	$15,795,440	$21,929,125

Supplemental disclosures and non-cash transactions:
Cash paid for interest	$2,834,412	$621,675	$—
Loan assumed during purchase of real estate facilities	$—	$2,322,606	$—
Proceeds from issuance of common stock in other assets	$—	$—	$197,938
Deposits applied to purchase of real estate	$1,200,000	$—	$—
Deposits applied to purchase of unconsolidated real estate ventures	$560,313	$—	$—
Construction in process included in accounts payable and accrued liabilities	$174,961	$—	$—
Investments in unconsolidated real estate ventures in accounts payable and accrued liabilities	$751,668	$—	$—
Offering costs included in due to affiliates	$2,016,693	$1,269,021	$564,209
Offering costs included in accounts payable and accrued liabilities	$45,556	$46,038	$27,793
Redemption of common stock in accounts payable and accrued liabilities	$747,897	$82,213	$—
Distributions payable	$1,139,137	$603,497	$216,415
Issuance of shares pursuant to distribution reinvestment plan	$5,110,289	$2,019,737	$183,420
Foreign currency translation adjustment	$282,043	$(96,670)	$—
Other assets included in accounts payable and accrued liabilities	$—	$84,547	$—

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Note 1. Organization

Strategic Storage Trust IV, Inc., a Maryland corporation (the “Company”), was formed on June 1, 2016 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities. Our year-end is December 31. As used in this report, “we,” “us,” “our” and “Company” refer to Strategic Storage Trust IV, Inc. and each of our subsidiaries.

Prior to June 28, 2019, both we and Strategic Storage Trust II, Inc. (“SST II”) were sponsored by SmartStop Asset Management, LLC (“SAM,” or our “Prior Sponsor”). On June 28, 2019, SST II, and its operating partnership, Strategic Storage Operating Partnership II, L.P., entered into a series of transactions, agreements, and amendments to its existing agreements and arrangements (such agreements and amendments are referred to collectively as the “Self Administration Transaction”), with our Prior Sponsor, and its affiliates, pursuant to which, effective as of June 28, 2019, SST II acquired the self storage advisory, asset management, property management, investment management, and Tenant Programs (as defined in Note 6) of SAM, along with certain other assets, including SAM’s sole membership interest in SmartStop Storage Advisors, LLC, which owned all of the membership interests of our advisor and our property manager. Immediately after the Self Administration Transaction, SST II changed its name to SmartStop Self Storage REIT, Inc. (“SmartStop”). As a result of the Self Administration Transaction, SmartStop REIT Advisors, LLC, an indirect subsidiary of SmartStop, became the sponsor (our “Sponsor”) of our Public Offering of shares of our common stock, as described below. Our Sponsor owns 100% of Strategic Storage Advisor IV, LLC (our “Advisor”) and Strategic Storage Property Management IV, LLC (our “Property Manager”).

We have no employees. Our Advisor, a Delaware limited liability company, was formed on May 31, 2016. Our Advisor is responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf under the terms of the advisory agreement we entered into with our Advisor (our “Advisory Agreement”) on March 3, 2017. A majority of our officers are also officers of our Advisor and our Sponsor.

On June 15, 2016, our Advisor purchased 44 shares of our common stock for $1,000 and became our initial stockholder. Our Articles of Incorporation authorized 30,000 shares of common stock with a par value of $0.001. Our Articles of Amendment and Restatement, which were filed with the State Department of Assessments and Taxation of Maryland on January 17, 2017, authorized 700,000,000 shares of common stock with a par value of $0.001, of which 315,000,000 shares are designated as Class A shares, 315,000,000 shares are designated as Class T shares, and 70,000,000 shares are designated as Class W shares, and 200,000,000 shares of preferred stock with a par value of $0.001. Upon the filing of our Articles of Amendment and Restatement, our Advisor’s 44 shares of our common stock were classified as Class A shares. We are offering a maximum of $1.0 billion in common shares for sale to the public (the “Primary Offering”) and $95.0 million in common shares for sale pursuant to our distribution reinvestment plan (collectively, the “Public Offering”).

On January 25, 2017, we sold approximately 360,577 Class A shares for $7.5 million to an institutional account investor pursuant to a private offering transaction (the “Private Offering Transaction”). Due to the proceeds raised in our Private Offering Transaction, there was not a minimum number of shares we needed to sell before accepting subscriptions for the Primary Offering. On March 17, 2017 (the “Effective Date”), the Securities and Exchange Commission (“SEC”) declared our registration statement effective and we commenced formal operations. As of December 31, 2019, approximately 4,396,000 Class A shares for gross offering proceeds of approximately $109.5 million, approximately 3,628,000 Class T shares for gross offering proceeds of approximately $87.8 million and approximately 978,000 Class W shares for gross offering proceeds of approximately $22.4 million had been sold in the Public Offering. We may continue to sell shares in the Public Offering until the earlier of 180 days after the third anniversary of the effective date of the Public Offering, September 13, 2020, or the effective date of the registration statement for our follow-on offering (SEC Registration No. 333-236176), which we initially filed with the SEC on January 31, 2020. We also reserve the right to terminate the Public Offering at any time.

We have invested the net proceeds from our Private Offering Transaction and the Public Offering primarily in self storage facilities consisting of both income-producing and growth properties located in the United States and Canada. As of December 31, 2019, we owned 22 operating self storage properties located in nine states (Arizona, California, Florida, Nevada, New Jersey, North Carolina, Texas, Virginia and Washington).

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

As of December 31, 2019, we owned 50% equity interests in four unconsolidated real estate ventures in the Greater Toronto Area that are intended to be developed into self storage facilities, with subsidiaries of SmartCentres Real Estate Investment Trust (“SmartCentres”) owning the other 50% of such entities. In addition, we had entered into two other contribution agreements with respect to two separate tracts of land in the Greater Toronto Area owned by SmartCentres. For more information, see Note 4.

On June 20, 2019, our board of directors, upon recommendation of our nominating and corporate governance committee, approved an estimated value per share of $22.65 for our Class A shares, Class T shares, and Class W shares based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of March 31, 2019. As a result of the calculation of our estimated value per share, effective on June 21, 2019, the offering price of Class A shares became $24.89 per share, the offering price of Class T shares became $24.10 per share, and the offering price of Class W shares became $22.65 per share. In addition, shares sold pursuant to our distribution reinvestment plan are now sold at $22.65 per share for Class A, Class T, and Class W shares, effective for distribution payments being paid beginning in July 2019.

Our operating partnership, Strategic Storage Operating Partnership IV, L.P., a Delaware limited partnership (our “Operating Partnership”), was formed on June 2, 2016. On June 15, 2016, our Advisor purchased a limited partnership interest in our Operating Partnership for $200,000 (8,889 partnership units) and on June 15, 2016, we contributed the initial $1,000 capital contribution we received to our Operating Partnership in exchange for the general partner interest. Our Operating Partnership will own, directly or indirectly through one or more special purpose entities, all of the self storage properties that we acquire in the future. As of December 31, 2019, we owned approximately 99.9% of the common units of limited partnership interests of our Operating Partnership. The remaining approximately 0.1% of the common units are owned by our Advisor.

As the sole general partner of our Operating Partnership, we have the exclusive power to manage and conduct the business of our Operating Partnership. We conduct certain activities through our taxable REIT subsidiary, Strategic Storage TRS IV, Inc., a Delaware corporation (the “TRS”) which was formed on June 2, 2016, and is a wholly owned subsidiary of our Operating Partnership.

Our Property Manager is a Delaware limited liability company which was formed on May 31, 2016 to manage our properties. An affiliate of our Sponsor owns the rights to the “SmartStop® Self Storage” brand. Our Property Manager derives substantially all of its income from the property management services it performs for us. Our Property Manager may enter into sub-property management agreements with third party management companies and pay part of its management fee to such sub-property manager. Please see Note 6 – Related Party Transactions – Property Management Agreement.

Our dealer manager is Select Capital Corporation, a California corporation (our “Dealer Manager”). On February 10, 2017, the Company executed a dealer manager agreement, as amended (the “Dealer Manager Agreement”), with our Dealer Manager. Our Dealer Manager is responsible for marketing our shares to be offered pursuant to our Primary Offering. Our Prior Sponsor owns, through a wholly-owned limited liability company, a 15% non-voting equity interest in our Dealer Manager.

Our Prior Sponsor owns 100% of the membership interests of Strategic Transfer Agent Services, LLC, our transfer agent (our “Transfer Agent”). On May 31, 2018, the Company executed an agreement (the “Transfer Agent Agreement”), with our Transfer Agent to provide transfer agent and registrar services to us that are substantially similar to what a third party transfer agent would provide in the ordinary course of performing its functions as a transfer agent. Our Transfer Agent may retain and supervise third party vendors in its efforts to administer certain services. Please see Note 6 – Related Party Transactions – Transfer Agent Agreement.

As we accept subscriptions for shares of our common stock, we transfer all of the net offering proceeds to our Operating Partnership as capital contributions in exchange for additional units of interest in our Operating Partnership. However, we are deemed to have made capital contributions in the amount of gross proceeds received from investors, and our Operating Partnership is deemed to have simultaneously paid the sales commissions and other costs associated with the Primary Offering. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to holders of common stock. Finally, a limited partner in our Operating Partnership may

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

later exchange his or her limited partnership units in our Operating Partnership for shares of our common stock at any time after one year following the date of issuance of their limited partnership units, subject to certain restrictions outlined in the limited partnership agreement of our Operating Partnership, as amended (the “Operating Partnership Agreement”). Our Advisor is prohibited from exchanging or otherwise transferring its limited partnership units so long as it is acting as our Advisor pursuant to our Advisory Agreement.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.

Principles of Consolidation

Our financial statements, and the financial statements of our Operating Partnership, including its wholly-owned subsidiaries, are consolidated in the accompanying consolidated financial statements. The portion of these entities not wholly-owned by us is presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated in consolidation.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. Our Operating Partnership is deemed to be a VIE and is consolidated by the Company as the primary beneficiary.

As of December 31, 2019 and 2018, we had not entered into any other contracts/interests that would be deemed to be variable interests in VIEs other than our joint ventures with SmartCentres and our preferred equity investment, which are all accounted for under the equity method of accounting. Please see Note 4 and Note 11 – Completed Acquisitions – Escondido Property. Other than the entities noted above, we do not currently have any relationships with unconsolidated entities or financial partnerships.

Under the equity method, our investments will be stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings will generally be recognized based on our ownership interest in the earnings of each of the unconsolidated investments.

Noncontrolling Interest in Consolidated Entities

We account for the noncontrolling interest in our Operating Partnership in accordance with the related accounting guidance. Due to our control through our general partnership interest in our Operating Partnership and the limited rights of the limited partner, our Operating Partnership, including its wholly-owned subsidiaries, are consolidated with the Company and the limited partner interest is reflected as a noncontrolling interest in the accompanying consolidated balance sheets. The noncontrolling interest shall be attributed its share of income and losses, even if that attribution results in a deficit noncontrolling interest balance.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management will adjust such estimates when facts and circumstances dictate. Actual results could materially differ from those estimates. The most significant estimates made include the allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed at relative fair value, the determination if certain entities should be consolidated, the evaluation of potential impairment of long-lived assets, and the estimated useful lives of real estate assets and intangibles.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

We may maintain cash and cash equivalents in financial institutions in excess of insured limits, but believe this risk will be mitigated by only investing in or through major financial institutions.

Restricted Cash

Restricted cash consists primarily of impound reserve accounts for property taxes and capital improvements in connection with the requirements of one of our loan agreements.

Real Estate Purchase Price Allocation

We account for acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs, as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are month-to-month contracts. We also consider whether in-place, market leases represent an intangible asset. We recorded approximately $4.5 million and $5.5 million in intangible assets to recognize the value of in-place leases related to our acquisitions during the years ended December 31, 2019 and 2018, respectively. We do not expect, nor to date have we recorded, intangible assets for the value of customer relationships because we expect we will not have concentrations of significant customers and the average customer turnover will be fairly frequent.

Allocation of purchase price to acquisitions of facilities are allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available.

Acquisitions of integrated sets of assets and activities that do not meet the definition of a business, as defined under current GAAP, are accounted for as asset acquisitions. During the years ended December 31, 2019 and 2018, our acquisitions have not met the definition of a business because substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets (i.e. land, buildings, and related intangible assets) or because the acquisition does not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. As a result, once an acquisition is deemed probable, transaction costs are capitalized rather than expensed. During the years ended December 31, 2019 and 2018, we acquired eight and twelve properties, respectively, that did not meet the definition of a business, and we capitalized approximately $520,000 and $515,000, respectively, of acquisition-related transaction costs that would have otherwise been expensed under the guidance in effect prior to January 1, 2018.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

During the years ended December 31, 2019, 2018, and 2017 we expensed approximately $1.1 million, $1.3 million, and $0.4 million, respectively, of acquisition-related transaction costs that did not meet our capitalization policy during the respective periods.

Evaluation of Possible Impairment of Long-Lived Assets

Management monitors events and changes in circumstances that could indicate that the carrying amounts of our long-lived assets, including those held through joint ventures, may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of the assets may not be recoverable, we will assess the recoverability of the assets by determining whether the carrying value of the long-lived assets will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived assets to the fair value and recognize an impairment loss. For the years ended December 31, 2019, 2018 and 2017, no impairment losses were recognized.

Revenue Recognition

Management believes that all of our leases are operating leases. Rental income is recognized in accordance with the terms of the leases, which generally are month-to-month. Revenues from any long-term operating leases are recognized on a straight-line basis over the term of the lease. In March 2019, in connection with the acquisition of a self storage facility in Newark, New Jersey, we entered into a ten year operating lease with the seller for warehouse space. The lease contains scheduled base rent increases and future minimum lease payments totaling approximately $6.9 million. The excess of rents received over amounts contractually due pursuant to the underlying leases is included in accounts payable and accrued liabilities in our consolidated balance sheets and contractually due but unpaid rent is included in other assets.

Real Estate Facilities

Real estate facilities are recorded based on relative fair value as of the date of acquisition. We capitalize costs incurred to develop, construct, renovate and improve properties, including interest and property taxes incurred during the construction period. The construction period begins when expenditures for the real estate assets have been made and activities that are necessary to prepare the asset for its intended use are in progress. The construction period ends when the asset is substantially complete and ready for its intended use.

Depreciation of Real Property Assets

Our management is required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives.

Depreciation of our real property assets is charged to expense on a straight-line basis over the estimated useful lives as follows:

Description	Standard Depreciable Life
Land	Not Depreciated
Buildings	35 years
Site Improvements	7-10 years

Depreciation of Personal Property Assets

Personal property assets consist primarily of furniture, fixtures and equipment and are depreciated on a straight-line basis over the estimated useful lives generally ranging from 3 to 5 years, and are included in other assets on our consolidated balance sheets.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Foreign Currency Translation

For non-U.S. functional currency operations, assets and liabilities are translated to U.S. dollars at current exchange rates. Revenues and expenses are translated at the average rates for the period. All related adjustments are recorded in accumulated other comprehensive income (loss) as a separate component of equity. Transactions denominated in a currency other than the functional currency of the related operation are recorded at rates of exchange in effect at the date of the transaction. Gains or losses on foreign currency transactions are recorded in other income (expense).

Intangible Assets

We have allocated a portion of our real estate purchase price to in-place lease intangibles. We are amortizing in-place lease intangibles on a straight-line basis over the estimated future benefit period. As of December 31, 2019 and 2018, the gross amounts allocated to in-place lease intangibles were approximately $10.5 million and $6.1 million, respectively, and accumulated amortization of in-place lease intangibles totaled approximately $7.1 million and $1.9 million, respectively.

The total estimated future amortization expense of intangible assets for the years ending December 31, 2020 and 2021 is approximately $3.0 million and $0.4 million, respectively.

Debt Issuance Costs

The net carrying value of costs incurred in connection with our revolving credit facility are presented as debt issuance costs on our consolidated balance sheets. Debt issuance costs are amortized on a straight-line basis over the term of the related loan, which is not materially different than the effective interest method. As of December 31, 2019 and 2018, accumulated amortization of debt issuance costs related to our revolving credit facility totaled approximately $0.2 million and none, respectively.

The net carrying value of costs incurred in connection with obtaining non revolving debt are presented on the consolidated balance sheets as a reduction of the related debt. Debt issuance costs are amortized on a straight-line basis over the term of the related loan, which is not materially different than the effective interest method. As of December 31, 2019 and 2018, accumulated amortization of debt issuance costs related to non revolving debt totaled approximately $4,000 and $0.4 million, respectively.

Organizational and Offering Costs

Our Advisor may fund organization and offering costs on our behalf. We are required to reimburse our Advisor for such organization and offering costs; provided, however, our Advisor will fund, and will not be reimbursed for, 1.15% of the gross offering proceeds from the sale of Class W shares towards payment of organization and offering expenses, which we will recognize as a capital contribution from our Advisor. Our Advisor must reimburse us within 60 days after the end of the month in which the initial public offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions, dealer manager fees, stockholder servicing fees and dealer manager servicing fees) in excess of 3.5% of the gross offering proceeds from the Primary Offering. If at any point in time we determine that the total organization and offering costs are expected to exceed 3.5% of the gross proceeds anticipated to be received from the Primary Offering, we will recognize such excess as a capital contribution from our Advisor. Offering costs are recorded as an offset to additional paid-in capital, and organization costs are recorded as an expense.

In connection with our Primary Offering, our Dealer Manager will receive a sales commission of up to 6.0% of gross proceeds from sales of Class A shares and up to 3.0% of gross proceeds from the sales of Class T shares in the Primary Offering and a dealer manager fee up to 3.0% of gross proceeds from sales of both Class A shares and Class T shares in the Primary Offering under the terms of the Dealer Manager Agreement. Our Dealer Manager does not receive an upfront sales commission or dealer manager fee from the sales of Class W shares in the Primary Offering. In addition, our Dealer Manager receives an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T shares sold in the Primary Offering. Our Dealer Manager also receives an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W shares sold in the Primary Offering. We will cease paying the stockholder servicing fee with respect to the Class T shares sold in the Primary Offering at the earlier of

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

(i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares, and Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering; (iii) with respect to a particular Class T share, the third anniversary of the issuance of the share; and (iv) the date that such Class T share is redeemed or is no longer outstanding. We will cease paying the dealer manager servicing fee with respect to the Class W shares sold in the Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares, and Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering; (iii) the end of the month in which the aggregate underwriting compensation paid in our Primary Offering with respect to Class W shares, comprised of the dealer manager servicing fee, equals 9.0% of the gross proceeds from the sale of Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering, and (iv) the date that such Class W share is redeemed or is no longer outstanding.

Our Dealer Manager enters into participating dealer agreements with certain other broker-dealers which authorize them to sell our shares. Upon sale of our shares by such broker-dealers, our Dealer Manager will re-allow all of the sales commissions and, subject to certain limitations, the stockholder servicing fees paid in connection with sales made by these broker-dealers. Our Dealer Manager may also re-allow to these broker-dealers a portion of their dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Dealer Manager, payment of attendance fees required for employees of our Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. Our Dealer Manager will also receive reimbursement of bona fide due diligence expenses; however, to the extent these due diligence expenses cannot be justified, any excess over actual due diligence expenses would have been considered underwriting compensation subject to a 10% FINRA limitation and, when aggregated with all other non-accountable expenses in connection with our Public Offering, may not exceed 3% of gross offering proceeds from sales in the Public Offering. We record a liability within Due to Affiliates for the future estimated stockholder and dealer manager servicing fees and a reduction to additional paid-in capital at the time of sale of the Class T and Class W shares as an offering cost.

Redeemable Common Stock

We adopted a share redemption program that will enable stockholders to sell their shares to us in limited circumstances.

We record amounts that are redeemable under the share redemption program as redeemable common stock in the accompanying consolidated balance sheets since the shares are redeemable at the option of the holder and therefore their redemption is outside our control. The maximum amount redeemable under our share redemption program will be limited to the number of shares we could repurchase with the amount of the net proceeds from the sale of shares under the distribution reinvestment plan. However, accounting guidance states that determinable amounts that can become redeemable but that are contingent on an event that is likely to occur (e.g., the passage of time) should be presented as redeemable when such amount is known. Therefore, the net proceeds from the distribution reinvestment plan are considered to be temporary equity and are presented as redeemable common stock in our consolidated balance sheets.

In addition, current accounting guidance requires, among other things, that financial instruments that represent a mandatory obligation of us to repurchase shares be classified as liabilities and reported at settlement value. Our redeemable common shares are contingently redeemable at the option of the holder. When we determine we have a mandatory obligation to repurchase shares under the share redemption program, we will reclassify such obligations from temporary equity to a liability based upon their respective settlement values.

For the year ended December 31, 2019, we received redemption requests totaling approximately $1.4 million (approximately 62,000 shares), approximately $0.7 million of which were fulfilled during the year ended December 31, 2019, with the remaining approximately $0.7 million included

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

in accounts payable and accrued liabilities as of December 31, 2019, and fulfilled in January 2020. For the year ended December 31, 2018, we received redemption requests totaling approximately $110,000 (approximately 4,900 shares), approximately $30,000 of which were fulfilled during the year ended December 31, 2018, with the remaining approximately $80,000 included in accounts payable and accrued liabilities as of December 31, 2018, and fulfilled in January 2019.

Accounting for Equity Awards

The cost of restricted stock is required to be measured based on the grant date fair value and the cost recognized over the relevant service period.

Fair Value Measurements

Under GAAP, we are required to measure certain financial instruments at fair value on a recurring basis. In addition, we are required to measure other financial instruments and balances at fair value on a non-recurring basis. Fair value is defined by the accounting standard for fair value measurements and disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels. The following summarizes the three levels of inputs and hierarchy of fair value we will use when measuring fair value:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access;

•	Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as interest rates and yield curves that are observable at commonly quoted intervals; and

•	Level 3 inputs are unobservable inputs for the assets or liabilities that are typically based on an entity’s own assumptions as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level that is significant to the fair value measurement in its entirety.

The accounting guidance for fair value measurements and disclosures provides a framework for measuring fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In determining fair value, we will utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment will be necessary to interpret Level 2 and 3 inputs in determining fair value of our financial and non-financial assets and liabilities. Accordingly, there can be no assurance that the fair values we will present will be indicative of amounts that may ultimately be realized upon sale or other disposition of these assets.

Financial and non-financial assets and liabilities measured at fair value on a non-recurring basis in our consolidated financial statements consist of real estate and related liabilities assumed related to our acquisitions. The fair values of these assets and liabilities were determined as of the acquisition dates using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates, and (iii) comparable sales activity. In general, we consider multiple valuation techniques when measuring fair values. However, in certain circumstances, a single valuation technique may be appropriate. All of the fair values of the assets and liabilities as of the acquisition dates were derived using Level 3 inputs.

The carrying amounts of cash and cash equivalents, restricted cash, other assets, variable – rate debt, accounts payable and accrued liabilities, distributions payable and amounts due to affiliates approximate fair value.

The table below summarizes our fixed rate note payable at December 31, 2019 and 2018. The estimated fair value of financial instruments are subjective in nature and are dependent on a number of important assumptions, including discount rates and relevant comparable market information

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

associated with each financial instrument. The fair value of the fixed rate notes payable was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented below are not necessarily indicative of the amounts we would realize in a current market exchange.

	December 31, 2019		December 31, 2018
	Fair Value	Carrying Value	Fair Value	Carrying Value
Fixed Rate Secured Debt	$2,300,000	$2,182,207	$2,350,000	$2,303,183

Income Taxes

We made an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2017. To qualify as a REIT, we must continue to meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the REIT’s ordinary taxable income to stockholders (which is computed without regard to the dividends paid deduction or net capital gains and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Even if we continue to qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We filed elections to treat our TRS as a taxable REIT subsidiary. In general, the TRS performs additional services for our customers and generally engages in any real estate or non-real estate related business. The TRS is subject to corporate federal and state income tax. The TRS follows accounting guidance which requires the use of the asset and liability method. Deferred income taxes represent the tax effect of future differences between the book and tax bases of assets and liabilities.

Per Share Data

Basic earnings per share attributable to our common stockholders for all periods presented is computed by dividing net income (loss) attributable to our common stockholders by the weighted average number of shares outstanding during the period, excluding unvested restricted stock. Diluted earnings per share is computed by including the dilutive effect of unvested restricted stock, utilizing the treasury stock method. For all periods presented the dilutive effect of unvested restricted stock was not included in the diluted weighted average shares as such shares were antidilutive.

Recently Issued Accounting Guidance

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” ASU 2016-02 amends the guidance on accounting for leases. Under ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under ASU 2016-02, lessor accounting is largely unchanged. It also includes extensive amendments to the disclosure requirements. ASU 2016-02 is effective for fiscal years and interim periods beginning after December 15, 2018. We adopted this standard on January 1, 2019 using the modified retrospective approach, without applying the provisions to comparative periods presented. Its adoption did not have a material impact on our consolidated financial statements as substantially all of our lease revenues are derived from month-to-month leases and, as lessee, we have no significant leases. In addition, the new standard requires a lessor to assess the collectability of rental payments and amounts previously reflected in property operating expenses as bad debt expense are reflected as an adjustment to self storage rental revenue. The impact of this was a reduction in both self storage rental revenue and property operating expenses of approximately $220,000 for the year ended December 31, 2019.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Note 3. Real Estate Facilities

The following summarizes the activity in real estate facilities during the years ended December 31, 2019 and 2018:

Real estate facilities
Balance at December 31, 2017	$12,339,539
Facility acquisitions	123,204,022
Improvements and additions	436,517

Balance at December 31, 2018	135,980,078
Facility acquisitions	124,338,543
Improvements and additions	1,063,667

Balance at December 31, 2019	$261,382,288

Accumulated depreciation
Balance at December 31, 2017	$(138,219)
Depreciation expense	(1,631,217)

Balance at December 31, 2018	(1,769,436)
Depreciation expense	(4,973,357)

Balance at December 31, 2019	$(6,742,793)

The following table summarizes the purchase price allocations for our acquisitions during the year ended December 31, 2019:

Property	Acquisition Date	Real Estate Assets	Intangibles	Total(1)	2019 Revenue(2)	2019 Property Operating Income (Loss)(2)(3)
Plant City - FL	1/08/19	$13,688,543	$831,000	$14,519,543	$1,388,127	$861,419
Newark - NJ	3/26/19	28,616,948	1,429,000	30,045,948	2,387,683	1,597,033
Redmond - WA	7/23/19	11,090,690	434,000	11,524,690	357,979	188,043
Ocoee - FL	11/05/19	13,226,565	240,000	13,466,565	64,487	17,063
Ardrey Kell - NC	11/05/19	17,959,795	475,000	18,434,795	141,160	65,020
University City - NC	11/05/19	11,488,821	448,000	11,936,821	127,000	73,396
Charlottesville - VA	11/05/19	20,185,520	600,000	20,785,520	169,515	113,235
Surprise - AZ	12/12/19	8,081,661	-	8,081,661	812	(33,487)

		$124,338,543	$4,457,000	$128,795,543	$4,636,763	$2,881,722

(1)

The allocations noted above are based on a determination of the relative fair value of the total consideration provided and represent the amount paid for the transaction, including capitalized acquisition costs.

(2)	The operating results of the facilities acquired above have been included in our consolidated statement of operations since their respective acquisition dates.
(3)	Property operating income (loss) excludes corporate general and administrative expenses, asset management fees, depreciation, amortization, and acquisition expenses.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

The following table summarizes the purchase price allocations for our acquisitions during the year ended December 31, 2018:

Property	Acquisition Date	Real Estate Assets	Intangibles	Total(1)	Debt Assumed	2018 Revenue(2)	2018 Property Operating Income(2)(3)
Riverside - CA	3/27/18	$6,583,372	$281,736	$6,865,108	—	$500,448	$259,590
Las Vegas I - NV	4/05/18	8,841,728	346,682	9,188,410	—	558,716	362,870
Puyallup - WA	5/22/18	12,958,853	672,423	13,631,276	—	745,745	481,834
Las Vegas II - NV	7/18/18	12,353,623	501,662	12,855,285	—	466,454	338,479
Naples - FL	8/01/18	26,321,299	972,211	27,293,510	—	773,181	578,949
Woodlands I - TX	10/10/18	9,723,302	432,000	10,155,302	—	203,176	122,513
Katy - TX	10/10/18	9,032,652	435,000	9,467,652	2,322,606	208,238	124,943
Humble - TX	10/10/18	7,846,806	405,000	8,251,806	—	201,356	102,998
Woodlands II - TX	10/10/18	9,036,618	441,000	9,477,618	—	202,579	123,418
College Station - TX	10/10/18	7,008,870	346,000	7,354,870	—	163,310	95,181
Cypress - TX	10/10/18	6,567,471	319,000	6,886,471	—	146,842	62,701
Queenston - TX	11/06/18	6,929,428	313,000	7,242,428	—	115,524	57,498

		$123,204,022	$5,465,714	$128,669,736	$2,322,606	$4,285,569	$2,710,974

(1)	The allocations noted above are based on a determination of the relative fair value of the total consideration provided and represent the amount paid for the transaction.
(2)	The operating results of the facilities acquired above have been included in our consolidated statement of operations since their respective acquisition dates.
(3)	Property operating income excludes corporate general and administrative expenses, asset management fees, depreciation, amortization, and acquisition expenses.

Note 4. Investments in Unconsolidated Real Estate Ventures

We have entered into various agreements with a subsidiary of SmartCentres, an unaffiliated third party, to acquire tracts of land and develop them into self storage facilities.

The Company accounts for these investments using the equity method of accounting and they are stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings will generally be recognized based on our ownership interest in the earnings of each of the unconsolidated investments.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

The following table summarizes our investments in unconsolidated real estate ventures:

				Carrying Value of Investment
	Location	Date Real Estate Venture Acquired Land	Equity Ownership%	December 31, 2019	December 31, 2018	Expected Completion
Oshawa Property	Oshawa, Ontario	September 2018	50%	$1,793,565	$620,214	First half of 2021
East York Property	East York, Ontario	January 2019	50%	7,069,314	—	First half of 2020
Brampton Property	Brampton, Ontario	September 2019	50%	3,249,402	2,693	Second half of 2020
Vaughan Property	Vaughan, Ontario	August 2019	50%	2,902,858	236,624	Second half of 2020
Scarborough Property	Scarborough, Ontario	Expected in first half of 2020	50%	74,847	—	Second half of 2021
Kingspoint Property	Kingspoint, Ontario	Expected in second half of 2020	50%	26,209	—	First half of 2022

				$15,116,195	$859,531

Joint Ventures with SmartCentres – Scarborough and Kingspoint

In January 2019, one of our subsidiaries entered into two contribution agreements with a subsidiary of SmartCentres, for two tracts of land located in Scarborough, Ontario (the “Scarborough Land”) and Brampton, Ontario (the “Kingspoint Land,” and collectively with the Scarborough Land, the “Ontario II Lots”) in the Greater Toronto Area of Canada. Upon closing of the Ontario II Lots, self storage facilities will be developed on both of the Ontario II Lots in joint ventures with SmartCentres.

Upon closing, the Ontario II Lots will each be owned by a limited partnership (the “Ontario II Limited Partnerships”), in which we (through our subsidiaries) and SmartCentres (through its subsidiaries) will each be a 50% limited partner and each have an equal ranking general partner in the Ontario II Limited Partnerships. It is intended that the Ontario II Limited Partnerships develop self storage facilities on the Ontario II Lots. The value of the Scarborough Land and the Kingspoint Land to be contributed by SmartCentres to the Ontario II Limited Partnerships has an agreed upon fair market value of approximately $1.8 million CAD and $3.3 million CAD, respectively. At closing, we (through our subsidiaries) will subscribe for 50% of the units in the Ontario II Limited Partnerships at an agreed upon subscription price of approximately $0.9 million CAD and $1.7 million CAD, respectively, representing contributions equivalent to 50% of the agreed upon fair market value of each parcel of land. In some circumstances, if we fail to complete the Scarborough Land and Kingspoint Land acquisition, we may forfeit up to approximately $300,000 CAD and $300,000 CAD, respectively in earnest money.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Note 5. Secured Debt

The Company’s debt is summarized as follows:

Secured Debt	December 31 2019	December 31, 2018	Interest Rate	Maturity Date
Revolving KeyBank Credit Facility	$107,000,000	$—	3.3%	6/27/2022
KeyBank Credit Facility	—	62,000,000	N/A	N/A
Katy Loan	2,182,207	2,303,182	6.4%	9/1/2031
Debt issuance costs, net	(76,230)	(525,321)

Total Secured Debt	$109,105,977	$63,777,861

The weighted average interest rate on our consolidated debt as of December 31, 2019 was approximately 3.35%.

KeyBank Credit Facility

On July 31, 2018, the Company, through six special purpose entities (collectively, the “Prior Borrower”) wholly owned by our Operating Partnership, entered into a credit agreement (the “Credit Agreement”) with KeyBank, National Association (“KeyBank”), as administrative agent and KeyBanc Capital Markets, LLC, as sole book runner and sole lead arranger.

Under the terms of the Credit Agreement, the Prior Borrower had an initial maximum borrowing capacity up to $70 million (the “KeyBank Credit Facility”). From July 31, 2018 to October 30, 2018, we borrowed $62 million on the KeyBank Credit Facility to finance the acquisition of seven self storage facilities. On October 31, 2018, and pursuant to the terms of the Credit Agreement, the maximum borrowing capacity of the KeyBank Credit Facility was reduced to $62 million, which was the amount outstanding on the KeyBank Credit Facility as of that date and as of December 31, 2018. On January 8, 2019, the KeyBank Credit Facility was amended in order to allow the Prior Borrower to draw an additional $6 million, which was used in connection with the acquisition of the Plant City property. The maximum borrowing capacity and the amount outstanding on the KeyBank Credit Facility was increased to $68 million.

On June 27, 2019, the KeyBank Credit Facility was repaid in full and terminated with proceeds from the Revolving KeyBank Credit Facility. The KeyBank Credit Facility was a term loan that had a maturity date of July 31, 2019. Payments due under the KeyBank Credit Facility were interest-only. As of June 27, 2019, the applicable interest rate was approximately 4.9% which was based on LIBOR plus 250 basis points.

Revolving KeyBank Credit Facility

On June 27, 2019, we, through our Operating Partnership, and certain affiliated entities (collectively, the “Borrower”), entered into an amended and restated credit agreement (the “Revolving KeyBank Credit Facility”) with KeyBank, as administrative agent and KeyBanc Capital Markets, LLC, as sole book runner and sole lead arranger. The Revolving KeyBank Credit Facility replaced the KeyBank Credit Facility.

Under the terms of the Revolving KeyBank Credit Facility, we had an initial maximum borrowing capacity of $55 million. On June 27, 2019, $43 million was drawn on the Revolving KeyBank Credit Facility to repay in full and terminate the KeyBank Credit Facility. The Revolving KeyBank Credit Facility may be increased, to a maximum credit facility size of $300 million, in minimum increments of $20 million, which KeyBank will arrange on a best efforts basis. On August 9, 2019, we entered into an amendment and joinder to amend and restate the Revolving KeyBank Credit Facility (the “First Amendment”) with KeyBank. Under the terms of the First Amendment, we added an additional $45 million to our maximum borrowing capacity for a total of $100 million with the admission of Texas Capital Bank (“Texas Capital”), Fifth Third Bank (“Fifth Third”) and SunTrust Bank (“SunTrust”) (the “Subsequent Lenders”). The Subsequent Lenders also became a party to the Revolving KeyBank Credit Facility through a joinder agreement in the First Amendment.

On November 5, 2019, we entered into an amendment and joinder to amend and restate the Revolving KeyBank Credit Facility (the “Second Amendment”) with KeyBank. Under the terms of the Second Amendment, we added an additional $35 million to increase our maximum borrowing capacity to a total of $135 million. In conjunction with the increase of the maximum borrowing capacity we drew $65 million on the Revolving

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

KeyBank Credit Facility to close the four properties (Ocoee, Ardrey Kell, University City, and Charlottesville) and three properties were added as collateral to the loan (Redmond, Charlottesville, and University City).

On January 31, 2020, we, through seven wholly-owned special purposes entities, entered into a $40.5 million CMBS financing with KeyBank as lender pursuant to a mortgage loan (the “CMBS Loan”), see Note 11 for further details. We used $40 million of the proceeds from the CMBS Loan to pay down the Revolving KeyBank Credit Facility. As a result of this, seven properties (Jensen Beach, Texas City, Riverside, Las Vegas I, Puyallup, Las Vegas II, and Plant City) were released as collateral under the Revolving KeyBank Credit Facility and now serve as collateral under the CMBS Loan. Accordingly, as of January 31, 2020, we had an outstanding principal balance under the Revolving KeyBank Credit Facility of $73 million.

The Revolving KeyBank Credit Facility is a revolving loan with an initial term of three years, maturing on June 27, 2022, with two one-year extension options subject to certain conditions outlined further in the Revolving KeyBank Credit Facility. Monthly payments due pursuant to the Revolving KeyBank Credit Facility are interest-only and the principal balance is due at maturity. The Revolving KeyBank Credit Facility bears interest based on the type of borrowing. The ABR Loans bear interest at the lesser of (x) the Alternate Base Rate (as defined in the Revolving KeyBank Credit Facility) plus the Applicable Rate, or (y) the Maximum Rate (as defined in the Revolving KeyBank Credit Facility). The Eurodollar Loans bear interest at the lesser of (a) the Adjusted LIBO Rate (as defined in the Revolving KeyBank Credit Facility) for the Interest Period in effect plus the Applicable Rate, or (b) the Maximum Rate (as defined in the Revolving KeyBank Credit Facility). The Applicable Rate means the percentage rate corresponding to our total leverage, which are as follows for Eurodollar Loans: (1) 225 basis points with a total leverage ratio greater than or equal to 55%; (2) 200 basis points with a total leverage ratio greater than or equal to 45% but less than 55%; (3) 175 basis points with a total leverage ratio greater than or equal to 35% but less than 45%; and (4) 150 basis points with a total leverage ratio less than 35%. As of December 31, 2019, the total interest rate was approximately 3.3% which was based on LIBOR plus 150 basis points. Our Operating Partnership purchased interest rate caps with a notional amount of $105 million, such that in no event will LIBOR exceed 3.00% thereon through July 1, 2021.

The Revolving KeyBank Credit Facility is fully recourse, jointly and severally, to each of the Borrowers and is secured by cross-collateralized first mortgage liens on the Mortgaged Properties. As of December 31, 2019, the facility encumbered the following 18 properties (Jensen Beach, Texas City, Riverside, Las Vegas I, Puyallup, Las Vegas II, Naples, Woodlands I, Humble, Woodlands II, College Station, Cypress, Queenston, Plant City, Newark, Redmond, Charlottesville, and University City). The Revolving KeyBank Credit Facility may be prepaid or terminated at any time without penalty, provided, however, that the Lenders shall be indemnified for any breakage costs. Pursuant to that certain guaranty (the “KeyBank Guaranty”), dated as of June 27, 2019, in favor of the Lenders, we serve as a guarantor of all obligations due under the Revolving KeyBank Credit Facility.

Under certain conditions, the Borrower may cause the release of one or more of the properties serving as collateral for the Revolving KeyBank Credit Facility, provided that no default or event of default is then outstanding or would reasonably occur as a result of such release, and after taking into account any prepayment of outstanding Loans (as defined in the Revolving KeyBank Credit Facility) necessary to maintain compliance with the financial covenants.

The Revolving KeyBank Credit Facility contains: customary affirmative, negative and financial covenants; agreements; representations; warranties and borrowing conditions; and events of default all as set forth in such loan documents. In particular, the aggregate borrowing base availability under the Revolving KeyBank Credit Facility is limited by a minimum Debt-Service-Coverage-Ratio, maximum Loan-to-Value Ratio, minimum number of Mortgaged Properties, and minimum required Pool Value for the Mortgaged Properties (capitalized terms are as defined in the Revolving KeyBank Credit Facility). In addition, we must meet certain requirements as of the close of each fiscal quarter including a maximum Total Leverage Ratio, a minimum Tangible Net Worth, a minimum Fixed Charge Ratio and required Interest Rate Protection (capitalized terms are as defined in the Revolving KeyBank Credit Facility). As of December 31, 2019, we were in compliance with all such covenants.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Katy Loan

On October 10, 2018, in connection with the acquisition of the property in Katy, Texas (the “Katy Property”), we, through a special purpose entity formed to acquire and hold the Katy Property, assumed an approximately $2.3 million loan from John Hancock Life Insurance Company (U.S.A) (the “Katy Loan”), which is secured by a deed of trust on the Katy Property. The Katy Loan has a fixed annual interest rate of approximately 6.4% and matures on September 1, 2031.

The following table presents the future principal payment requirements on outstanding secured debt as of December 31, 2019:

2020	$128,922
2021	137,392
2022	107,146,419	(1)
2023	156,038
2024	166,290
2025 and thereafter	1,447,146

Total payments	109,182,207
Debt issuance costs, net	(76,230)

Total	$109,105,977

(1)

On January 31, 2020, we entered into a 10 year, interest only $40.5 million CMBS Loan. We used the proceeds of the CMBS Loan to pay down $40 million on the Revolving KeyBank Credit Facility. For more information please see Note 11.

Note 6. Related Party Transactions

Fees to Affiliates

Our Advisory Agreement with our Advisor and our Dealer Manager Agreement with our Dealer Manager entitle our Advisor and our Dealer Manager to specified fees upon the provision of certain services with regard to the Public Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organization and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor in providing services to us.

Organization and Offering Costs

Organization and offering costs of the Public Offering may be paid by our Advisor on our behalf and reimbursed to our Advisor from the proceeds of our Public Offering; provided, however, that our Advisor will fund, and will not be reimbursed for, 1.15% of the gross offering proceeds from the sale of Class W shares towards payment of organization and offering expenses. Organization and offering costs consist of all expenses (other than sales commissions, the dealer manager fee, stockholder servicing fees and dealer manager servicing fees) to be paid by us in connection with the Public Offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable organization and offering expenses, including, but not limited to, (i) amounts to reimburse our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Advisor and its affiliates in connection with registering and marketing our shares; (ii) technology costs associated with the Public Offering; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses. Our Advisor must reimburse us within 60 days after the end of the month which the Public Offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions, dealer manager fees, stockholder servicing fees and dealer manager servicing fees) in excess of 3.5% of the gross offering proceeds from the Primary Offering.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Advisory Agreement

We do not have any employees. Our Advisor is primarily responsible for managing our business affairs and carrying out the directives of our board of directors. Our Advisor receives various fees and expenses under the terms of our Advisory Agreement. As noted above, we are required under our Advisory Agreement to reimburse our Advisor for organization and offering costs; provided, however, our Advisor will fund, and will not be reimbursed for, 1.15% of the gross offering proceeds from the sale of Class W shares towards payment of organization and offering expenses, and is required to reimburse us within 60 days after the end of the month in which the Public Offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions, dealer manager fees, stockholder servicing fees and dealer manager servicing fees) in excess of 3.5% of the gross offering proceeds from the Primary Offering.

Our Advisory Agreement also requires our Advisor to reimburse us to the extent that offering expenses, including sales commissions, dealer manager fees, stockholder servicing fees, dealer manager servicing fees and organization and offering expenses, are in excess of 15% of gross proceeds from the Public Offering. Our Advisor also receives a monthly asset management fee equal to 0.0833%, which is one-twelfth of 1%, of our aggregate asset value, as defined. Our Advisor may also be entitled to various subordinated distributions under our operating partnership agreement if we (1) list our shares of common stock on a national exchange, (2) terminate our Advisory Agreement, or (3) liquidate our portfolio.

Our Advisory Agreement provides for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. Beginning four fiscal quarters after we acquire our first real estate asset, our Advisor is required to pay or reimburse us the amount by which our aggregate annual operating expenses, as defined, exceed the greater of 2% of our average invested assets or 25% of our net income, as defined, unless a majority of our independent directors determine that such excess expenses were justified based on unusual and non-recurring factors. For any fiscal quarter for which total operating expenses for the 12 months then ended exceed the limitation, we will disclose this fact in our next quarterly report or within 60 days of the end of that quarter and send a written disclosure of this fact to our stockholders. In each case the disclosure will include an explanation of the factors that the independent directors considered in arriving at the conclusion that the excess expenses were justified.

As of December 31, 2019, our aggregate annual operating expenses, as defined, did not exceed the thresholds described above.

As of December 31, 2018, we had incurred total operating expenses for the 12 months then ended that exceeded the greater of 2% of our average invested assets or 25% of our net income, as defined, in the four consecutive fiscal quarters then ended by approximately $210,000 (the “Excess Expenses”). On March 7, 2019, our board of directors, including all of the independent directors, determined that there were unusual and non-recurring factors sufficient to justify the Excess Expenses, including but not limited to: (1) the amounts reflect legitimate operating expenses necessary for the operation of our business; (2) we are still in the acquisition and development stage of our operations; (3) the start-up costs associated with our operations, including the expenses associated with being a public company (such as audit and legal services, director and officer liability insurance and fees for directors), are significant and disproportionate to our average invested assets and net income; and (4) our average invested assets were low due to us owning between two and 14 properties during the four fiscal quarter periods.

Dealer Manager Agreement

In connection with our Primary Offering, our Dealer Manager receives a sales commission of up to 6.0% of gross proceeds from sales of Class A shares and up to 3.0% of gross proceeds from sales of Class T shares in the Primary Offering and a dealer manager fee of up to 3.0% of gross proceeds from sales of both Class A shares and Class T shares in the Primary Offering under the terms of the Dealer Manager Agreement. Our Dealer Manager does not receive an upfront sales commission or dealer manager fee from sales of Class W shares in the Primary Offering. In addition, our Dealer Manager receives an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T shares sold in the Primary Offering. Our Dealer Manager also receives an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W shares sold in the Primary Offering. We will cease paying the stockholder servicing fee with respect to the Class T shares sold in the Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares,

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Class T shares, and Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by the Company with the assistance of our Dealer Manager commencing after the termination of our Primary Offering; (iii) with respect to a particular Class T share, the third anniversary of the issuance of the share; and (iv) the date that such Class T share is redeemed or is no longer outstanding. We will cease paying the dealer manager servicing fee with respect to the Class W shares sold in the Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares, and Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by the Company with the assistance of our Dealer Manager commencing after the termination of our Primary Offering; (iii) the end of the month in which the aggregate underwriting compensation paid in our Primary Offering with respect to Class W shares, comprised of the dealer manager servicing fees, equals 9.0% of the gross proceeds from the sale of Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering, and (iv) the date that such Class W share is redeemed or is no longer outstanding.

Our Dealer Manager enters into participating dealer agreements with certain other broker-dealers which authorizes them to sell our shares. Upon sale of our shares by such broker-dealers, our Dealer Manager will re-allow all of the sales commissions and, subject to certain limitations, the stockholder servicing fees paid in connection with sales made by these broker-dealers. Our Dealer Manager may also re-allow to these broker-dealers a portion of their dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Dealer Manager, payment of attendance fees required for employees of our Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. Our Dealer Manager will also receive reimbursement of bona fide due diligence expenses; however, to the extent these due diligence expenses cannot be justified, any excess over actual due diligence expenses are considered underwriting compensation subject to a 10% FINRA limitation and, when aggregated with all other non-accountable expenses in connection with our Public Offering, may not exceed 3% of gross offering proceeds from sales in the Public Offering. We record a liability as due to affiliates for the future estimated stockholder and dealer manager servicing fees and a reduction to additional paid-in capital at the time of sale of the Class T and Class W shares as an offering cost.

Affiliated Dealer Manager

Our Prior Sponsor owns, through a wholly-owned limited liability company, a 15% non-voting equity interest in our Dealer Manager.

Property Management Agreement

Our Property Manager receives: (i) a monthly management fee for the property equal to the greater of $3,000 or 6% of the gross revenues from the property plus reimbursement of the Property Manager’s costs of managing the property and (ii) a construction management fee equal to 5% of the cost of construction or capital improvement work in excess of $10,000. In addition, our Property Manager or an affiliate has the exclusive right to offer insurance plans, protection plans or similar programs (collectively “Tenant Programs”) to the tenants and is entitled to substantially all of the benefits of such Tenant Programs. The property management agreement has a three year term and automatically renews for successive three year periods thereafter, unless we or our Property Manager provide prior written notice at least 90 days prior to the expiration of the term. After the end of the initial three year term, either party may terminate a property management agreement generally upon 60 days prior written notice. With respect to each new property we acquire for which we enter into a property management agreement with our Property Manager we will also pay our Property Manager a one-time start-up fee in the amount of $3,750.

All of our properties are operated under the “SmartStop® Self Storage” brand. An affiliate of our sponsor owns the rights to the “SmartStop® Self Storage” brand.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Transfer Agent Agreement

Our Prior Sponsor is the owner and manager of our Transfer Agent, which is a registered transfer agent with the SEC. Pursuant to our transfer agent agreement, our Transfer Agent provides transfer agent and registrar services to us. These services are substantially similar to what a third party transfer agent would provide in the ordinary course of performing its functions as a transfer agent, including, but not limited to: providing customer service to our stockholders, processing the distributions and any servicing fees with respect to our shares and issuing regular reports to our stockholders. Our Transfer Agent may retain and supervise third party vendors in its efforts to administer certain services. We believe that our Transfer Agent, through its knowledge and understanding of the direct participation program industry which includes non-traded REITs, is particularly suited to provide us with transfer agent and registrar services. Our Transfer Agent also conducts transfer agent and registrar services for our Sponsor and a private REIT sponsored by our Sponsor.

It is the duty of our board of directors to evaluate the performance of our Transfer Agent. In connection with the engagement of our Transfer Agent, we paid a one-time initial setup fee. In addition, the other fees to be paid to our Transfer Agent are based on a fixed quarterly fee, one-time account setup fees and monthly open account fees. In addition, we will reimburse our Transfer Agent for all reasonable expenses or other changes incurred by it in connection with the provision of its services to us, and we will pay our Transfer Agent fees for any additional services we may request from time to time, in accordance with its rates then in effect. Upon the request of our Transfer Agent, we may also advance payment for substantial reasonable out-of-pocket expenditures to be incurred by it.

The initial term of the Transfer Agent Agreement is three years, which term will be automatically renewed for one year successive terms, but either party may terminate the Transfer Agent Agreement upon 90 days’ prior written notice. In the event that we terminate the Transfer Agent Agreement, other than for cause, we will pay our transfer agent all amounts that would have otherwise accrued during the remaining term of the Transfer Agent Agreement; provided, however, that when calculating the remaining months in the term for such purposes, such term is deemed to be a 12 month period starting from the date of the most recent annual anniversary date.

Pursuant to the terms of the agreements described above, the following table summarizes related party costs incurred and paid by us for the years ended December 31, 2018 and 2019, as well as any related amounts payable as of December 31, 2018 and 2019.

	Year Ended December 31, 2018			Year Ended December 31, 2019
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$775,948	$754,396	$26,616	$1,247,017	$1,200,196	$73,437
Asset management fees	613,637	615,399	7,833	2,027,231	1,989,408	45,656
Property management fees	350,058	358,818	—	1,014,881	1,014,881	—
Transfer Agent expenses	163,898	153,355	10,543	275,899	273,542	12,900
Acquisition expenses	666,416	666,416	—	652,167	652,167	—
Capitalized
Acquisition expenses	76,890	76,890	—	44,740	44,740	—
Additional Paid-in Capital
Selling commissions	3,884,006	3,838,693	45,313	4,702,176	4,714,469	33,020
Dealer Manager fees	1,352,419	1,351,849	16,253	1,774,215	1,772,811	17,657
Stockholder Servicing Fees and Dealer Manager
Servicing Fees(1)	1,297,283	216,670	1,595,773	2,661,417	729,179	3,528,011
Offering costs	356,021	371,085	18,302	266,409	254,946	29,765

Total	$9,536,576	$8,403,571	$1,720,633	$14,666,152	$12,646,339	$3,740,446

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

(1)

We pay our Dealer Manager an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T Shares and an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W Shares sold in the Primary Offering.

Tenant Programs

We may offer a tenant insurance plan, tenant protection plan or similar program to customers at our properties pursuant to which our Property Manager or an affiliate is entitled to substantially all of the net revenue attributable to the sale of Tenant Programs at our properties.

In order to protect the interest of the Property Manager in receiving these revenues in light of the fact that we control the properties and, hence, the ability of the Property Manager to receive such revenues, we and an affiliate of our Property Manager agreed to transfer our respective rights in such revenue to a joint venture entity owned 0.1% by our TRS subsidiary and 99.9% by our Property Manager’s affiliate (the “PM Affiliate”). Under the terms of the operating agreement of the joint venture entity, dated March 27, 2018 (the “JV Agreement”), our TRS will receive 0.1% of the net revenues generated from such Tenant Programs and the PM Affiliate will receive the other 99.9% of such net revenues. The JV Agreement further provides, among other things, that if a member or its affiliate terminates all or substantially all of the property management agreements or defaults in its material obligations under the JV Agreement or undergoes a change of control, as defined, (the “Triggering Member”), the other member generally shall have the right (but not the obligation) to either (i) sell all of its interest in the joint venture to the Triggering Member at fair market value (as agreed upon or as determined under an appraisal process) or (ii) purchase all of the Triggering Member’s interest in the joint venture at 95% of fair market value. For the years ended December 31, 2019 and 2018, an affiliate of our Property Manager received net revenue from this joint venture of approximately $393,000 and $110,000, respectively.

Storage Auction Program

Our Sponsor owns a minority interest in a company that owns 50% of an online auction company (the “Auction Company”) that serves as a web portal for self storage companies to post their auctions for the contents of abandoned storage units online instead of using live auctions conducted at the self storage facilities. The Auction Company receives a service fee for such services. During the years ended December 31, 2019 and 2018, we paid approximately $10,000 and $1,200 in fees to the Auction Company related to our properties, respectively. Our properties receive the proceeds from such online auctions.

Note 7. Commitments and Contingencies

Distribution Reinvestment Plan

We adopted a distribution reinvestment plan that will allow our stockholders to have distributions otherwise distributable to them invested in additional shares of our common stock. The plan became effective on the effective date of our Public Offering. No sales commission or dealer manager fee will be paid on shares sold through the distribution reinvestment plan. We may amend or terminate the distribution reinvestment plan for any reason at any time upon 10 days’ prior written notice to stockholders. On June 20, 2019, our board of directors approved the Amended and Restated Distribution Reinvestment Plan, which replaced our prior distribution reinvestment plan, and became effective for distribution payments being paid beginning in July 2019. The Amended and Restated Distribution Reinvestment Plan sets the price for our shares to be equal to the estimated value per share of the Class A Shares, Class T Shares, and Class W Shares approved by the board of directors and in effect on the date of purchase of the shares under the Amended and Restated Distribution Reinvestment Plan.

As of December 31, 2019, we have sold approximately 170,000 Class A shares, 120,000 Class T shares and 26,000 Class W shares through our distribution reinvestment plan offering.

Share Redemption Program

We adopted a share redemption program that enables stockholders to sell their shares to us in limited circumstances. As long as our common stock is not listed on a national securities exchange or over-the-counter market, our stockholders who have held their stock for at least one year may be able to have all or any portion of their shares of stock redeemed by us. We may redeem the shares of stock presented for redemption for cash to the extent that we have sufficient funds available to fund such redemption.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Our board of directors may amend, suspend or terminate the share redemption program with 30 days’ notice to our stockholders. We may provide this notice by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or by a separate mailing to our stockholders. The complete terms of our share redemption program are described in detail in our prospectus.

As a result of our board of directors approving an estimated net asset value per share on June 20, 2019, the per share price for the repurchase of a given class of shares is equal to the then-current estimated net asset value per share for such class of shares.

There are several limitations on our ability to redeem shares under the share redemption program including, but not limited to:

•

Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” (as defined under the share redemption program) or bankruptcy, we may not redeem shares until the stockholder has held his or her shares for one year.

•	During any calendar year, we will not redeem in excess of 5% of the weighted-average number of shares outstanding during the prior calendar year.

•	The cash available for redemption is limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.

•

We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

For the year ended December 31, 2019, we received redemption requests totaling approximately $1.4 million (approximately 62,000 shares), approximately $0.7 million of which were fulfilled during the year ended December 31, 2019, with the remaining approximately $0.7 million included in accounts payable and accrued liabilities as of December 31, 2019, and fulfilled in January 2020. For the year ended December 31, 2018, we received redemption requests totaling approximately $110,000 (approximately 4,900 shares), approximately $30,000 of which were fulfilled during the year ended December 31, 2018, with the remaining approximately $80,000 included in accounts payable and accrued liabilities as of December 31, 2018, and fulfilled in January 2019.

Operating Partnership Redemption Rights

The limited partners of our Operating Partnership have the right to cause our Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may purchase their limited partnership units by issuing one share of our common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances that could cause us to lose our REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year. Our Advisor is prohibited from exchanging or otherwise transferring its limited partnership units so long as our Advisor is acting as our advisor under the Advisory Agreement.

Other Contingencies

From time to time, we are party to legal proceedings that arise in the ordinary course of our business. We are not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Note 8. Selected Quarterly Data (Unaudited)

The following is a summary of quarterly financial information for the years ended December, 31, 2019 and 2018.

	Three months ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Total revenues	$3,459,128	$4,309,571	$4,502,793	$4,976,849
Total operating expenses	4,779,831	5,400,052	5,929,491	6,550,524
Operating loss	(1,320,703)	(1,090,481)	(1,426,698)	(1,573,675)
Net loss	(2,416,506)	(2,752,178)	(1,959,538)	(2,440,506)
Net loss attributable to common stockholders	(2,412,725)	(2,748,977)	(1,957,502)	(2,438,027)
Net loss per Class A share-basic and diluted	(0.43)	(0.37)	(0.24)	(0.27)
Net loss per Class T share-basic and diluted	(0.43)	(0.37)	(0.24)	(0.27)
Net loss per Class W share-basic and diluted	(0.43)	(0.37)	(0.24)	(0.27)

	Three months ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Total revenues	$358,104	$824,113	$1,565,837	3,015,974
Total operating expenses	952,026	1,877,012	2,394,010	4,058,474
Operating loss	(593,922)	(1,052,899)	(828,173)	(1,042,500)
Net loss	(568,747)	(956,985)	(1,185,278)	(2,008,943)
Net loss attributable to common stockholders	(566,467)	(954,195)	(1,182,557)	(2,005,066)
Net loss per Class A share-basic and diluted	(0.26)	(0.32)	(0.31)	(0.44)
Net loss per Class T share-basic and diluted	(0.26)	(0.32)	(0.31)	(0.44)
Net loss per Class W share-basic and diluted	(0.26)	(0.32)	(0.31)	(0.44)

Note 9. Declaration of Distributions

Cash Distribution Declaration

On December 18, 2019, our board of directors declared a daily distribution rate for the first quarter of 2020 of approximately $0.00427 per day per share on the outstanding shares of common stock payable to Class A, Class T and Class W stockholders of record of such shares as shown on our books as of the close of business on each day during the period commencing on January 1, 2020 and ending March 31, 2020. In connection with this distribution, for the stockholders of Class T shares, after the stockholder servicing fee is paid, approximately $0.00361 per day will be paid per Class T share and for the stockholders of Class W shares, after the dealer manager servicing fee is paid, approximately $0.00396 per day will be paid per Class W share. Such distributions payable to each stockholder of record during a month will be paid the following month.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Note 10. Potential Acquisitions

San Gabriel Property

On January 4, 2018, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party for the acquisition of a property that is being developed into a self storage facility located in San Gabriel, California (the “San Gabriel Property”). The purchase price for the San Gabriel Property is approximately $13.5 million, plus closing and acquisition costs. We expect the acquisition of the San Gabriel Property to close in the first half of 2021 after construction is complete on the self storage facility and a certificate of occupancy has been issued. We expect to fund such acquisition with net proceeds from our Public Offering and/or debt financing. If we fail to acquire the San Gabriel Property, in addition to the incurred acquisition costs, we may also forfeit approximately $200,000 in earnest money as a result.

Piscataway Property

On August 7, 2019, a subsidiary of our Sponsor assigned its interest in a purchase and sale agreement, as subsequently amended, with an unaffiliated third party for the acquisition of a self storage facility located in Piscataway, New Jersey (the “Piscataway Property”) to one of our subsidiaries. The purchase price for the Piscataway Property is approximately $8.5 million, plus closing and acquisition costs. We expect the acquisition of the Piscataway Property to close in the second quarter of 2020. We expect to fund such acquisition with net proceeds from our Public Offering and/or our revolving credit facility. If we fail to acquire the Piscataway Property, we may also forfeit approximately $100,000 in earnest money as a result.

Note 11. Subsequent Events

Completed Acquisition

Escondido Property

On April 16, 2018, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party for the acquisition of a property that is being developed into a self storage facility located in Escondido, California (the “Escondido Property”). On January 17, 2020, upon issuance of the certificate of occupancy, we acquired the Escondido Property for a purchase price of approximately $18.0 million plus closing and acquisition costs which was primarily funded with a $9.0 million draw on the Revolving KeyBank Credit Facility and a $7.0 million draw on the KeyBank Bridge Loan. In conjunction with the acquisition, our approximately $2.5 million preferred equity investment in the entity that developed the Escondido Property along with the preferred return was redeemed as a reduction to the purchase price. Such investment had an annual preferred return of 8%, paid quarterly, with an additional 4% preferred return redeemable at the close of the property. We accounted for this preferred equity investment using the equity method of accounting and it is included in other assets in the accompanying consolidated balance sheets as of December 31, 2019 and 2018, respectively.

Potential Acquisition

Punta Gorda Property

On March 17, 2020, a subsidiary of our Sponsor assigned its interest in a purchase and sale agreement with an unaffiliated third party for the acquisition of a self storage facility located in Punta Gorda, Florida (the “Punta Gorda Property”) to one of our subsidiaries. The purchase price for the Punta Gorda Property is approximately $17.5 million, plus closing and acquisition costs. We expect the acquisition of the Punta Gorda Property to close in the second quarter of 2020. We expect to fund such acquisition with net proceeds from our Public Offering and/or debt financing. If we fail to acquire the Punta Gorda Property, we may also forfeit approximately $175,000 in earnest money as a result.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

CMBS Loan

On January 31, 2020, we, through seven wholly-owned special purposes entities, entered into a $40.5 million CMBS financing with KeyBank National Association (“KeyBank”) as lender pursuant to a mortgage loan (the “CMBS Loan”). We used $40 million of the proceeds from the CMBS Loan to pay down the Revolving KeyBank Credit Facility, as described below under the heading “Revolving KeyBank Credit Facility.” The CMBS Loan is secured by a first mortgage or deed of trust on each of seven properties owned by us. The loan has a maturity date of February 1, 2030. Monthly payments due under the loan agreement (the “CMBS Loan Agreement”) are interest-only, with the full principal amount becoming due and payable on the maturity date.

The amounts outstanding under the CMBS Loan bear interest at an annual fixed rate equal to 3.56%. Commencing two years after securitization, the CMBS Loan may be defeased in whole, but not in part, subject to certain conditions as set forth in the CMBS Loan Agreement.

The loan documents for the CMBS Loan contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty dated January 31, 2020 in favor of KeyBank, we serve as a non-recourse guarantor with respect to the CMBS Loan.

KeyBank Bridge Loan

On January 17, 2020, we closed on a bridge loan (the “KeyBank Bridge Loan”) with KeyBank. Until March 31, 2020, we may make a limited number of draws on the KeyBank Bridge Loan, up to an aggregate amount of $12 million. The draws are secured by pledges of equity interests in certain of our property owning subsidiaries and a pledge of the proceeds received by us from certain capital events. Concurrent with the closing, we drew $7 million on the KeyBank Bridge Loan to close the Escondido Property, which was secured by a pledge of the equity interests in four of our property owning subsidiaries. Monthly payments are interest only at a rate of LIBOR plus 275 basis points, and the KeyBank Bridge Loan must be paid in full by July 15, 2020. We serve as a full recourse guarantor. On January 29, 2020, we paid down $3 million of the Bridge Loan.

Revolving KeyBank Credit Facility

On January 17, 2020, in conjunction with the acquisition of the Escondido Property we drew $9.0 million on the Revolving KeyBank Credit Facility. On January 31, 2020, we, through seven wholly-owned special purposes entities, entered into the previously described CMBS Loan. We used $40 million of the proceeds from the CMBS Loan to pay down the Revolving KeyBank Credit Facility. As a result of this, seven properties were released as collateral under the Revolving KeyBank Credit Facility and now serve as collateral under the CMBS Loan. Accordingly, as of January 31, 2020, we had an outstanding principal balance under the Revolving KeyBank Credit Facility of $73 million.

Offering Status

As of March 6, 2020, in connection with our Private Offering Transaction and Public Offering, we have issued approximately 5,157,000 Class A shares for gross offering proceeds of approximately $127.4 million, approximately 3,829,000 Class T shares for gross offering proceeds of approximately $92.4 million and approximately 1,072,000 Class W shares for gross offering proceeds of approximately $24.4 million.

Novel Coronavirus (COVID-19) Update

In December 2019, COVID-19 emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to many other countries and infections have been reported globally, including in the United States and in some of the markets in which we operate. Our rental revenue and operating results depend significantly on the demand for self storage space. While we have not seen a significant impact on the demand for self storage space resulting from the COVID-19 outbreak as of the date of this report, if the outbreak causes weakness in national, regional and local economies that negatively impact the demand for self storage space and/or increase bad debts, our business, financial condition, liquidity, results of operations and prospects could be adversely impacted.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

SCHEDULE III

December 31, 2019

			Initial Cost to Company				Gross Carrying Amount at December 31, 2019
Description	ST	Encumbrance	Land	Building and Improvements	Total	Cost Capitalized Subsequent to Acquisition	Land	Building and Improvements	(1) Total	Accumulated Depreciation	Date of Construction	Date Acquired
Jensen Beach	FL	$2,447,349	$902,914	$3,813,828	$4,716,742	$134,292	$902,914	$3,948,120	$4,851,034	$(414,164)	1979	4/11/2017
Texas City	TX	3,935,535	811,062	6,783,936	7,594,998	188,123	811,062	6,972,059	7,783,121	(526,747)	2010	11/17/2017
Riverside	CA	3,386,735	1,110,557	5,472,815	6,583,372	159,851	1,110,557	5,632,666	6,743,223	(324,429)	1984	3/27/2018
Las Vegas I	NV	4,523,887	2,218,730	6,622,998	8,841,728	69,985	2,218,730	6,692,983	8,911,713	(364,584)	1996	4/05/2018
Puyallup	WA	6,724,029	3,370,390	9,588,463	12,958,853	88,567	3,370,390	9,677,030	13,047,420	(561,924)	1990	5/22/2018
Las Vegas II	NV	6,328,498	2,150,182	10,203,441	12,353,623	94,956	2,150,182	10,298,397	12,448,579	(486,083)	2006	7/18/2018
Naples	FL	13,215,685	6,977,488	19,343,811	26,321,299	49,789	6,977,488	19,393,600	26,371,088	(828,708)	2001	8/01/2018
Woodlands I	TX	4,425,005	932,000	8,791,302	9,723,302	106,227	932,000	8,897,529	9,829,529	(342,984)	2002	10/10/2018
Katy	TX	2,182,207	945,000	8,087,652	9,032,652	82,807	945,000	8,170,459	9,115,459	(311,438)	2003	10/10/2018
Humble	TX	3,664,572	1,129,000	6,717,806	7,846,806	66,584	1,129,000	6,784,390	7,913,390	(311,907)	2004	10/10/2018
Woodlands II	TX	4,677,156	2,075,000	6,961,618	9,036,618	127,730	2,075,000	7,089,348	9,164,348	(303,244)	2007	10/10/2018
College Station	TX	3,626,971	1,065,000	5,943,870	7,008,870	36,967	1,065,000	5,980,837	7,045,837	(262,260)	2004	10/10/2018
Cypress	TX	3,090,087	1,484,000	5,083,471	6,567,471	82,648	1,484,000	5,166,119	6,650,119	(220,919)	2002	10/10/2018
Queenston	TX	3,149,417	1,314,500	5,614,928	6,929,428	53,867	1,314,500	5,668,795	6,983,295	(214,083)	2007	11/06/2018
Plant City	FL	7,169,002	1,168,000	12,520,543	13,688,543	70,889	1,168,000	12,591,432	13,759,432	(515,665)	2004	1/08/2019
Newark	NJ	14,832,418	12,815,000	15,801,948	28,616,948	5,250	12,815,000	15,807,198	28,622,198	(379,556)	1931	3/26/2019
Redmond	WA	5,685,760	4,506,000	6,584,690	11,090,690	30,123	4,506,000	6,614,813	11,120,813	(100,645)	1997	7/23/2019
Ocoee	FL	—	1,171,000	12,055,585	13,226,585	1,847	1,171,000	12,057,432	13,228,432	(56,295)	2019	11/05/2019
Ardrey Kell	NC	—	2,354,000	15,605,795	17,959,795	3,999	2,354,000	15,609,794	17,963,794	(73,169)	2018	11/05/2019
University City	NC	5,883,526	2,134,000	9,354,821	11,488,821	3,993	2,134,000	9,358,814	11,492,814	(45,267)	2017	11/05/2019
Charlottesville	VA	10,234,368	1,806,270	18,379,250	20,185,520	3,448	1,806,270	18,382,698	20,188,968	(84,539)	2017	11/05/2019
Surprise	AZ	—	1,394,000	6,687,661	8,081,661	66,021	1,394,000	6,753,682	8,147,682	(14,183)	2019	12/12/2019

		$109,182,207	$53,834,093	$206,020,232	$259,854,325	$1,527,963	$53,834,093	$207,548,195	$261,382,288	$(6,742,793)

(1)	The aggregate cost of real estate for United States federal income tax purposes is $284,727,246.

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STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2019

Activity in real estate facilities during 2019 was as follows:

2019
Real estate facilities
Balance at beginning of year	$135,980,078
Facility acquisitions	124,338,543
Improvements	1,063,667

Balance at end of year	$261,382,288

Accumulated depreciation
Balance at beginning of year	$(1,769,436)
Depreciation expense	(4,973,357)

Balance at end of year	$(6,742,793)

Real estate facilities, net	$254,639,495

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